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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Pier 1 Imports, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PIER 1 IMPORTS, INC.
100 Pier 1 Place
Fort Worth, Texas 76102

May 24, 2007

Dear Shareholder:

The board of directors and management cordially invite you to attend Pier 1’s annual meeting of shareholders to be held at 10:00 a.m., local time, on Thursday, June 28, 2007, at Pier 1’s corporate headquarters, Mezzanine Level, Conference Room C, 100 Pier 1 Place, Fort Worth, Texas. The formal notice of the annual meeting of shareholders and proxy statement are attached. Please read them carefully. We are pleased to offer a live webcast of the annual meeting at www.pier1.com by linking through the “Investor Relations” page and then the “Events” page.

It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, you may vote your proxy by telephone, Internet or mail. A toll-free telephone number and web site address are included on your proxy card. If you choose to vote by mail, please complete the proxy card located in the envelope’s address window by indicating your vote on the issues presented and sign, date and return the proxy card in the prepaid envelope provided. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

Alexander W. Smith	Tom M. Thomas
President and Chief Executive Officer	Chairman of the Board

PIER 1 IMPORTS, INC. 100 Pier 1 Place Fort Worth, Texas 76102
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 28, 2007
PIER 1 IMPORTS, INC. 100 Pier 1 Place Fort Worth, Texas 76102
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 28, 2007
MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE, DIRECTOR COMPENSATION AND STOCK OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATED PERSON TRANSACTIONS
ITEMS OF BUSINESS TO BE ACTED UPON AT THE MEETING
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
OTHER BUSINESS

PIER 1 IMPORTS, INC.
100 Pier 1 Place
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 28, 2007

Pier 1’s annual meeting of shareholders will be held on Thursday, June 28, 2007, at 10:00 a.m., local time, at Pier 1’s corporate headquarters, Mezzanine Level, Conference Room C, 100 Pier 1 Place, Fort Worth, Texas for the following purposes:

(1)	to elect eight directors to hold office until the next annual meeting of shareholders;

(2)	to vote on a shareholder proposal, if properly presented at the meeting; and

(3)	to transact any other business as may properly come before the annual meeting or any adjournment.

Only shareholders of record at the close of business on April 30, 2007 will be entitled to vote at the annual meeting. A complete list of shareholders entitled to vote will be available for examination at Pier 1’s offices at 100 Pier 1 Place, Fort Worth, Texas by any shareholder during ordinary business hours for a period of ten days prior to the date of the annual meeting.

To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the annual meeting. Also, the enclosed proxy card contains instructions on voting by telephone or by Internet instead of executing and returning the proxy card. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting.

By Order of the Board of Directors,

Michael A. Carter
Senior Vice President and General Counsel,
Corporate Secretary

May 24, 2007
Fort Worth, Texas

PLEASE PROMPTLY SUBMIT YOUR PROXY BY MAIL,
TELEPHONE OR INTERNET WHETHER OR NOT YOU INTEND
TO BE PRESENT AT THE ANNUAL MEETING.

PIER 1 IMPORTS, INC.
100 Pier 1 Place
Fort Worth, Texas 76102

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 28, 2007

The board of directors of Pier 1 Imports, Inc. is soliciting proxies for the 2007 annual meeting of shareholders. You are receiving this proxy statement because you own shares of Pier 1 common stock that entitle you to vote at the meeting. By use of a proxy, you can vote on the matters to be decided at the meeting without actually attending the meeting in person. Simply complete, sign, date and return the enclosed proxy card in the envelope provided, and your shares will be voted at the meeting in accordance with your instructions. If you sign and return your proxy card with no instructions with respect to a matter to be voted on, your shares will be voted in accordance with the recommendation of the board of directors contained in this proxy statement. The proxy card also contains instructions on voting by telephone or by Internet instead of signing and returning the proxy card. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote in person.

If you submit your proxy but later decide to change or revoke the instructions you provided, you may do so at any time before the proxies are voted at the meeting by notifying Pier 1’s corporate secretary in writing at 100 Pier 1 Place, Fort Worth, Texas 76102 that you wish to revoke your proxy, by delivering a subsequent proxy relating to the same shares, or by attending the annual meeting and voting in person. Please note, however, that attendance at the annual meeting will not, in and of itself, result in your proxy being revoked.

Pier 1 will begin sending this proxy statement and the enclosed proxy card to its shareholders on May 24, 2007.

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP

Corporate Governance

The board of directors believes that good corporate governance is a prerequisite to achieving business success. Pier 1’s board of directors has adopted formal written corporate governance guidelines, policies and procedures designed to strengthen Pier 1’s corporate governance. The board has amended those guidelines, policies and procedures on several occasions. Among other things, the guidelines contain standards for determining whether a director is independent, a code of business conduct and ethics applicable to all of Pier 1’s directors, officers and employees, and charters for each of the board’s committees. The nominating and corporate governance committee is responsible for overseeing and reviewing the guidelines at least annually, and recommending any proposed changes to the full board for its approval. The Pier 1 Imports, Inc. Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the audit, compensation, and nominating and corporate governance committees are available on Pier 1’s web site at www.pier1.com under the heading Investor Relations — Corporate Governance and are available in print to any shareholder who requests a copy.

Director Independence

It is Pier 1’s policy that the board of directors will at all times consist of a majority of independent directors. In addition, all members of the audit committee, compensation committee, and nominating and corporate governance committee must be independent. To be considered independent, a director must satisfy both the subjective and objective independence requirements established by the New York Stock Exchange (“NYSE”). In assessing independence under the subjective test, the board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and Pier 1 with regard to each director’s business and personal activities as they may relate to Pier 1 and Pier 1’s management. Based on the foregoing, as required by NYSE rules, the board made a subjective determination as to each independent director that no relationships exist with Pier 1 which, in the opinion of the board, is material. The board has not established categorical standards or guidelines to make these subjective determinations. The board will consider and apply all relevant facts and circumstances relating to a director in determining whether that director is independent.

Based on the NYSE independence requirements, the board has determined that six of the seven current members of the board of directors are independent. They are directors Hoak, Thomas, Burgoyne, Ferrari, Katz and London. Pier 1’s president and chief executive officer Alexander W. Smith is the seventh member of the current board. On March 21, 2007, Mr. Hoak announced his decision not to stand for re-election. Based on the NYSE independence requirements, the board has determined that director nominees Robert B. Holland, III and Cece Smith, who are described below under the caption Nominees for Directors, are independent. Independence for both the current non-employee directors and the director nominees was considered under both the subjective and objective requirements of the NYSE. In other words, none of the current non-employee directors or director nominees were disqualified from independent status under the objective standard, and under the subjective standard each non-employee director and director nominee was determined to not have a material relationship with Pier 1.

In considering the independence of Mr. Holland, the board considered all the relevant facts and circumstances, including Mr. Holland’s adult son’s employment in the external audit area of an accounting firm previously retained by Pier 1 to provide support and assistance to Pier 1’s internal audit group. Mr. Holland’s adult son is not a partner with the firm, does not work in the internal audit area of the firm, and did not perform any work on Pier 1 matters. Based upon these and the other relevant facts and circumstances considered, the board determined that Mr. Holland does not have a material relationship with Pier 1 and meets the objective NYSE requirements.

In considering the independence of Mr. Thomas, the board considered all the relevant facts and circumstances, including Mr. Thomas’ position as a shareholder of the Winstead PC law firm which performs legal services for Pier 1. Among the relevant facts and circumstances considered were: Mr. Thomas performs no legal services for Pier 1; Mr. Thomas is paid a predetermined salary pursuant to an employment agreement with this law firm, and his compensation from this law firm is in no way determined by or contingent upon the amount of legal fees Pier 1 pays to this firm; Mr. Thomas joined this law firm in August 2005; Mr. Thomas is not an executive officer of this law firm and beneficially owns substantially less than a 10% equity interest in this law firm; and the fees paid by Pier 1 to this law firm during the law firm’s last fiscal year and prior fiscal year were substantially less than 2% of the law firm’s gross revenues for each such fiscal year. Based upon these and the other relevant facts and circumstances considered, the board determined that the relationship between Pier 1 and the law firm of which Mr. Thomas is a shareholder is not a material relationship with Pier 1 as contemplated by the NYSE director independence rules, meets the objective NYSE requirements, and that Mr. Thomas continues to be an independent director under those rules.

Meetings of Independent Directors without Management Present

The independent directors of Pier 1 met without management present four times during the last fiscal year. The chairman of the executive committee presides over these meetings.

Procedures for Communicating with Directors

The board of directors has established a process by which shareholders and other interested parties can send communications to board members. Shareholders and other interested parties can send written communications to one or more members of Pier 1’s board, addressed to:

[Name of Board Member], Board of Directors
Pier 1 Imports, Inc.
c/o Corporate Secretary
100 Pier 1 Place
Fort Worth, Texas 76102

In addition, shareholders and other interested parties may communicate with the chairman of the audit committee, compensation committee, executive committee, and nominating and corporate governance committee by sending an email to auditchair@pier1.com, compchair@pier1.com, executivechair@pier1.com, or corpgovchair@pier1.com, respectively, as well as the independent directors as a group by sending an email to independentdirectors@pier1.com.

Communications are distributed to the board or to the individual director or directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the communication. Communications that are not related to the duties and responsibilities of the board or committee will not be distributed, including spam, junkmail and mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, Pier 1 will not distribute unsuitable material to its directors, including material that is unduly hostile, threatening or illegal, although any communication that is filtered out is available to any independent director upon request.

Director Nomination Process

Board Member Qualification Criteria

The board has adopted Board Member Qualification Criteria which set forth the attributes and qualifications considered by the nominating and corporate governance committee in evaluating nominees for director. The primary qualities and characteristics the committee looks for in nominees for director are:

•	management and leadership experience;

•	relevant knowledge and diversity of background and experience; and

•	personal and professional ethics, integrity and professionalism.

The committee also believes that the board should be composed of individuals who have achieved a high level of distinction in business, law, education or public service and who possess one or more of the following specific qualities or skills:

•	financial expertise;

•	general knowledge of the retail industry;

•	information technology experience;

•	international business experience; and

•	chief executive officer, chief financial officer or other senior management experience.

Internal Process for Identifying Candidates

Members of the nominating and corporate governance committee or other Pier 1 directors or executive officers may, from time to time, identify potential candidates for nomination to Pier 1’s board. The committee typically considers candidates for nomination to Pier 1’s board in early March of each year. All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of Pier 1’s Corporate Governance Guidelines, the Board Member Qualification Criteria and the projected needs of the board at the time. The committee may retain a search firm to assist in identifying potential candidates for nomination to the board of directors. The search firm’s responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, as well as providing background information on potential nominees and interviewing and screening nominees if requested to do so by the committee.

Shareholder Recommendations for Directors

The nominating and corporate governance committee will consider candidates recommended by shareholders for election to Pier 1’s board. A shareholder who wishes to recommend a candidate for evaluation by the committee should by certified or express mail forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Nominating and Corporate Governance Committee, in care of the corporate secretary, Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102. Pier 1’s corporate secretary must receive the recommendation and all required information no later than 5:00 p.m., local time, on January 25, 2008.

In order for a candidate recommended by a shareholder to be considered by the committee for inclusion as a nominee for director at the 2008 annual meeting of shareholders, the candidate must meet the Board Member Qualification Criteria described above and must be expressly interested and willing to serve as a Pier 1 director. The committee will also consider the independence of the candidate and evaluate the candidate in light of Pier 1’s Corporate Governance Guidelines described above. The corporate secretary will send properly submitted shareholder recommendations to the chairman of the committee. Individuals recommended to the committee by shareholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations at Annual Meeting

Pier 1’s by-laws also permit a shareholder to propose a candidate at an annual meeting of shareholders who is not otherwise nominated by the board through the process described above if the shareholder complies with the advance notice, information and consent provisions contained in the by-laws. To comply with the advance notice provision of our by-laws, a shareholder who wishes to nominate a director for election at the 2008 annual meeting of shareholders must provide Pier 1 written notice no earlier than March 30, 2008 and no later than April 29, 2008. You may contact Pier 1’s corporate secretary to obtain the specific information that must be provided with the advance notice.

Nominees for Election at the 2007 Annual Meeting

No shareholder complied with the advance notice provisions of our by-laws for purposes of nominating an individual for election to the board of directors at Pier 1’s 2007 annual meeting of shareholders.

Board Committees

There are four standing committees of the board of directors. They are the executive committee, the nominating and corporate governance committee, the audit committee and the compensation committee. A brief description of each committee’s functions follows:

Executive Committee.  The executive committee directs and manages Pier 1’s business and affairs in the intervals between board meetings. In doing so, the committee has all of the powers and authority of the full board in the management of Pier 1’s business, except for powers or authority that may not be delegated to the committee as a matter of law or that are delegated by the board to another committee.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is responsible for considering and making recommendations to the board regarding nominees for election to the board and the membership of the various board committees. The committee is also responsible for establishing and overseeing Pier 1’s corporate governance guidelines. In fulfilling its purpose, the committee established and oversees the Pier 1 Imports, Inc. Corporate Governance Guidelines described earlier in this proxy statement and the director nomination process which is set forth above.

Audit Committee.  The audit committee provides assistance to the board in overseeing Pier 1’s accounting, auditing, financial reporting and systems of internal controls regarding finance and accounting. As part of its duties, the audit committee is directly responsible for the appointment, compensation, retention and oversight of Pier 1’s independent auditors. The committee also reviews Pier 1’s quarterly and year-end financial statements. The board of directors has determined that each member of the audit committee is an audit committee financial expert, as defined by the Securities and Exchange Commission (“SEC”), and therefore has accounting or related financial management expertise and is financially literate within the meaning of NYSE listing standards.

Compensation Committee.  The compensation committee oversees Pier 1’s administration of base pay, short-term and long-term incentive compensation plans (including equity-based plans), perquisites, and retirement plans for Pier 1’s executive officers. The committee has the authority to review and approve corporate goals and objectives relevant to executive officer compensation programs, evaluate the performance of executive officers in light of those goals and objectives, evaluate overall company performance and relative shareholder return, and make recommendations to the board of directors on the establishment and amendment of compensation programs for executive officers.

The compensation committee may, at any time, form and delegate authority to subcommittees of the compensation committee with responsibility for establishing corporate goals and objectives relevant to executive officer compensation programs and the design and administration of all elements of Pier 1’s compensation program. The committee may retain and/or terminate outside compensation consulting firms to assist in the evaluation of executive officer compensation. The committee also may recommend, at least every other year, compensation for service to Pier 1 as a member of the board of directors. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, and other advisors.

The compensation committee and board of directors believe that attracting, retaining and motivating Pier 1 employees, and particularly Pier 1’s executive management, are essential to Pier 1’s performance and enhancing shareholder value. The committee will continue to administer and develop Pier 1’s compensation programs in a manner designed to achieve these objectives. The committee also believes that the total compensation opportunity provided for the executive officers must be reasonable and consistent with compensation of comparable peer group companies and in the Dallas/Fort Worth labor market.

Base pay, short-term incentive and long-term incentive compensation recommendations for the named executive officers are presented to the compensation committee at their meeting in March of each year. The presentation includes recommendations of Pier 1’s chief executive officer, human resources compensation group, or both, on those elements of compensation, plus recommended plan design changes, if any, and a summary of all awards to all eligible levels of management. That presentation also, from time to time, may include survey data from a peer group of retail companies for the compensation committee’s consideration. That data may include studies and recommendations from outside consultants. Generally, the compensation committee and board approve the fiscal year compensation in March of each year with an effective date in April. Implementation of an equity grant portion of the compensation for the year occurs after board and compensation committee approval. Pier 1 management, from time to time, retains outside consultants for assistance and guidance in the formulation of new compensation programs and the modification of existing compensation programs. In fiscal 2007, Pier 1 retained Hewitt Associates LLC to provide management with market data for base pay and short-term and long-term incentive comparisons from a peer group of retail companies. Market data utilized for compensation decisions was adjusted by Hewitt to account for size differences among the comparable companies through the use of regression analysis. Hewitt research, surveys and recommendations were included in matters presented to the compensation committee.

For fiscal 2008, the compensation committee has decided that it will retain an outside consultant to assist in review and analysis of ongoing executive officer and non-employee director compensation, equity-based plans, perquisites and retirement plans. That engagement and consulting with Pier 1 will be expressly directed and overseen by the compensation committee. It is expected, however, that the outside consultant will continue to provide consulting on matters similar to prior years.

Directors Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders

In fiscal 2007, each director attended at least 75% of the total number of board meetings and meetings of the board committee or committees on which he or she served which were held during the time of their service as a director and/or committee member. There were no board meetings after February 19, 2007 through March 3, 2007 which was the end of fiscal 2007. Although Pier 1 has no formal policy on the matter, all directors are encouraged to attend Pier 1’s annual meeting of shareholders. Last year, all then serving directors attended Pier 1’s annual meeting of shareholders other than Mrs. Katz, who was out of the country. Committee memberships, the number of meetings of the full board and each committee, and each director’s dates of service for fiscal 2007 are shown in the table below.

Nominating and
Corporate
	Board of	Executive	Governance	Audit	Compensation
Name	Directors	Committee	Committee	Committee	Committee

John H. Burgoyne
02/26/2006 to 03/03/2007	Member				Member
Michael R. Ferrari
02/26/2006 to 03/03/2007	Member			Member
02/01/2007 to 03/03/2007			Chairman
Marvin J. Girouard(1)
02/26/2006 to 02/19/2007	Chairman	Member
James M. Hoak, Jr.(2)
02/26/2006 to 03/03/2007	Member	Member
02/26/2006 to 01/31/2007			Chairman	Chairman
02/01/2007 to 03/03/2007			Member		Chairman
Karen W. Katz
02/26/2006 to 03/03/2007	Member
02/26/2006 to 01/31/2007			Member		Member
02/01/2007 to 03/03/2007				Member
Terry E. London
02/26/2006 to 03/03/2007	Member
02/26/2006 to 01/31/2007				Member
02/01/2007 to 03/03/2007				Chairman
Alexander W. Smith(3)
02/19/2007 to 03/03/2007	Member	Member
Tom M. Thomas
02/26/2006 to 02/18/2007	Member
02/19/2007 to 03/03/2007	Chairman
02/26/2006 to 01/31/2007					Chairman
02/26/2006 to 03/03/2007		Chairman	Member

Number of Meetings in Fiscal Year 2007	12	4	3	10	4

(1)	On February 19, 2007, Mr. Girouard retired from Pier 1 as chairman of the board of directors, as president and chief executive officer, and as an employee.

(2)	Mr. Hoak announced to Pier 1’s nominating and corporate governance committee on March 21, 2007 his intention not to stand for re-election to the board of directors at the annual meeting of shareholders. He cited his reasons as pursuit of other business and personal matters and not because of any disagreement on any matter relating to Pier 1’s operations, policies or practices.

(3)	Effective February 19, 2007, Mr. Smith became an employee of Pier 1, was appointed president and chief executive officer, was elected to the board of directors and became a member of the executive committee by virtue of his position as chief executive officer of Pier 1.

Non-Employee Director Compensation for the Fiscal Year Ended March 3, 2007

Fees Paid to Directors

Directors who are Pier 1 employees do not receive any compensation for their board activities. Each director who was not a Pier 1 employee received the following cash compensation for services to the board during fiscal 2007:

•	an annual fee of $33,000 payable monthly;

•	$1,750 for each board meeting attended in person;

•	$1,000 for each board meeting attended by telephone;

•	$750 for each committee meeting attended in person; and

•	$500 for each committee meeting attended by telephone.

An annual audit committee chairman and compensation committee chairman fee of $12,500 (payable monthly) was also paid during fiscal 2007. Additionally, effective February 19, 2007, Pier 1 began to pay an annual (payable monthly) non-executive chairman of board fee of $75,000. The non-executive chairman fee was $2,671.23 for the time period from February 19, 2007 through the end of fiscal 2007.

All of Pier 1’s non-employee directors participate in Pier 1’s Director Deferred Stock Unit Program as set forth in the Pier 1 Imports, Inc. 2006 Stock Incentive Plan and the Pier 1 Imports, Inc. 1999 Stock Plan. The program provides that directors must defer one-half, and may choose to defer up to all, of their meeting and retainer fees. Deferred fees are matched 50% by Pier 1 and the total deferred fees and matching contributions are converted into an equivalent value of deferred stock units (“DSU’s”). Directors Thomas, Hoak and Katz deferred all of their cash fees last fiscal year, and directors, Burgoyne, Ferrari and London, deferred 50% of their cash fees last fiscal year. Deferred fees plus matching contributions are converted to DSU’s based on the closing price of Pier 1’s common stock on the first business day following the month in which the fees are earned. The DSU’s are credited to an account maintained by Pier 1 for each non-employee director. Each DSU is the economic equivalent of one share of Pier 1’s common stock. Each DSU is eligible to receive dividends payable in additional DSU’s equal to the dividend per share of common stock divided by the closing price of Pier 1’s common stock on each payable date. Pier 1 discontinued its quarterly cash dividend on October 2, 2006. The DSU’s are settled on the first day of the first month following 90 days after the person ceases being a member of the board of directors, subject to additional delays required by applicable law, if any. The DSU’s are settled in shares of Pier 1’s common stock. The value of any fractional DSU is paid in cash based upon the closing price of Pier 1’s common stock on the date of the termination of the director’s service as a director.

On March 23, 2006, the board of directors granted 5,000 deferred stock units to each of Messrs. Hoak and Thomas. The DSU’s were awarded in recognition of their efforts and service, in their role as members of the executive committee, in connection with the sale of The Pier Retail Group Limited, a former subsidiary of Pier 1, the convertible senior notes transaction which closed on February 14, 2006, and other strategic matters. The awards were effective on April 3, 2006, and were in lieu of fees for certain executive committee meetings.

During fiscal 2007, each non-employee director also received an annual grant under Pier 1’s 2006 Stock Incentive Plan of stock options covering 6,000 shares of common stock, which vested immediately on the date of grant. The exercise price for each option is the closing price of the common stock on the date of grant. These vested options terminate 10 years from the date of grant.

Fiscal 2007 Non-Employee Director Compensation Table

The following table sets forth a summary of the compensation with respect to the fiscal year ended March 3, 2007 for services rendered in all capacities to Pier 1 by Pier 1’s non-employee directors:

					Change in
					Pension
					Value and
					Non-Qualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash(1)	Awards(2)	Awards(3)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

John H. Burgoyne	$52,500	$13,125	$21,498	$0	$0	$0	$87,123
Michael R. Ferrari	$53,750	$13,438	$21,498	$0	$0	$0	$88,686
James M. Hoak, Jr.	$107,787	$53,894	$21,498	$0	$0	$0	$183,179
Karen W. Katz	$49,000	$24,500	$21,498	$0	$0	$0	$94,998
Terry E. London	$55,250	$13,813	$21,498	$0	$0	$0	$90,561
Tom M. Thomas	$107,092	$53,546	$21,498	$0	$0	$0	$182,136

(1)	This column represents the amount of cash compensation earned in fiscal 2007 for board and committee service. As described in footnote 2 below, either 50% or 100% of this cash compensation was deferred.

(2)	This column represents the dollar value of Pier 1’s 50% match on fees deferred by each director. This amount was converted to DSU’s as shown in the table below. The dollar amount recognized for fiscal 2007 financial statement reporting purposes was the grant date fair value of such DSU’s granted in fiscal 2007 in accordance with SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). The number of DSU’s is calculated using the closing price of Pier 1’s common stock on the first business day following the month the fees were earned, which price approximates the fair value of the units. There were no forfeitures during fiscal 2007. The differences in amounts shown among board members are the amount of fees deferred into DSU’s given each director’s elected deferral percentage shown below.

The following table shows fiscal 2007 DSU’s for each non-employee director given their fees, deferral percentage, Pier 1 match and dividends paid by Pier 1:

						Dividends		Aggregate
	Total			DSU’s	DSU’s	Deferred		DSU’s
	Fiscal			Converted	Converted	During	DSU’s	Owned
	Year 2007		Fiscal	from	from 50%	Fiscal	Converted	at Fiscal
	Fees		Year 2007	Deferred	Company	Year	from	2007 Year
	Earned	Deferral	Fees	Fees	Match	2007	Deferred	End
Name	($)%		Deferred($)	(#)	(#)	($)	Dividends (#)	(#)

John H. Burgoyne	$52,500	50%	$26,250	3,556	1,778	$7,287	1,053	41,324
Michael R. Ferrari	$53,750	50%	$26,875	3,635	1,818	$6,908	999	39,455
James M. Hoak, Jr.	$107,787	100%	$107,787	12,950	6,475	$10,098	1,463	62,703
Karen W. Katz	$49,000	100%	$49,000	6,640	3,320	$4,478	650	30,464
Terry E. London	$55,250	50%	$27,625	3,747	1,874	$1,422	208	11,568
Tom M. Thomas	$107,092	100%	$107,092	12,871	6,436	$9,710	1,407	60,694

The following table shows the Pier 1 common stock closing price by month used to convert deferred director fees plus Pier 1’s match and dividend payments to DSU’s. This closing price also represents the grant date fair value per share of each award in accordance with SFAS 123R.

Closing Price of Pier 1’s Stock on First
Business Day following the Month in which
Fees were Earned
Month in which Fees were Earned	or Closing Price on Date of Dividend

March 2006	$11.11
April 2006	$11.33
May 2006	$8.30 (dividend) and $8.95 (fees)
June 2006	$7.02
July 2006	$6.44
August 2006	$5.97 (dividend) and $6.45 (fees)
September 2006	$7.74
October 2006	$6.51
November 2006	$6.86
December 2006	$6.04
January 2007	$6.80
February 2007	$6.76

(3)	This column represents the dollar amount recognized for fiscal 2007 financial statement reporting purposes of the fair market value of stock options granted to the directors. For a discussion of the assumptions used for valuing these options in accordance with SFAS 123R, refer to note #11 to the Pier 1 Imports, Inc. consolidated financial statements in Pier 1’s Annual Report on Form 10-K for the fiscal year ended March 3, 2007 (the “2007 Form 10-K”). Each director was granted an option of 6,000 shares on June 23, 2006. The grant date fair value of the 6,000 shares awarded to each director was valued in accordance with SFAS 123R at $3.5831 per share. Director options are immediately expensed upon grant. There were no forfeitures during fiscal 2007.

Stock options outstanding for each non-employee director on March 3, 2007 are shown below:

				Aggregate Number
				of Outstanding
				Stock Options
Name	Grant Date	Expiration Date	Exercise Price	(Exercisable)

John H. Burgoyne	06/23/2006	06/23/2016	$7.5500	6,000
	07/01/2005	07/01/2015	$14.2500	6,000
	06/28/2004	06/28/2014	$17.2500	6,000
	06/27/2003	06/27/2013	$20.3500	6,000
	06/28/2002	06/28/2012	$21.0000	6,000
	06/29/2001	06/29/2011	$11.5000	6,000
	06/23/2000	06/23/2010	$9.3125	6,000
	06/25/1999	06/25/2009	$10.8750	11,000
Total				53,000
Michael R. Ferrari	06/23/2006	06/23/2016	$7.5500	6,000
	07/01/2005	07/01/2015	$14.2500	6,000
	06/28/2004	06/28/2014	$17.2500	6,000
	06/27/2003	06/27/2013	$20.3500	6,000
	06/28/2002	06/28/2012	$21.0000	6,000
	06/29/2001	06/29/2011	$11.5000	6,000
	06/23/2000	06/23/2010	$9.3125	6,000
	06/25/1999	06/25/2009	$10.8750	11,000

Total				53,000
James M. Hoak, Jr.	06/23/2006	06/23/2016	$7.5500	6,000
	07/01/2005	07/01/2015	$14.2500	6,000
	06/28/2004	06/28/2014	$17.2500	6,000
	06/27/2003	06/27/2013	$20.3500	6,000
	06/28/2002	06/28/2012	$21.0000	6,000
	06/29/2001	06/29/2011	$11.5000	6,000
	06/23/2000	06/23/2010	$9.3125	6,000
	06/25/1999	06/25/2009	$10.8750	6,000
	06/26/1998	06/26/2008	$15.4167	6,750
	06/26/1997	06/26/2007	$11.6945	6,750
Total				61,500
Karen W. Katz	06/23/2006	06/23/2016	$7.5500	6,000
	07/01/2005	07/01/2015	$14.2500	6,000
	06/28/2004	06/28/2014	$17.2500	6,000
	06/27/2003	06/27/2013	$20.3500	6,000
	06/28/2002	06/28/2012	$21.0000	6,000
	06/29/2001	06/29/2011	$11.5000	6,000
	06/28/2001	06/28/2011	$11.1100	5,000

Total				41,000

				Aggregate Number
				of Outstanding
				Stock Options
Name	Grant Date	Expiration Date	Exercise Price	(Exercisable)

Terry E. London	06/23/2006	06/23/2016	$7.5500	6,000
	07/01/2005	07/01/2015	$14.2500	6,000
	06/28/2004	06/28/2014	$17.2500	6,000
	09/25/2003	09/25/2013	$19.4000	5,000
Total				23,000
Tom M. Thomas	06/23/2006	06/23/2016	$7.5500	6,000
	07/01/2005	07/01/2015	$14.2500	6,000
	06/27/2003	06/27/2013	$20.3500	6,000
	06/28/2002	06/28/2012	$21.0000	6,000

Total				24,000

Effective March 4, 2007, the board amended and restated Pier 1’s non-employee director compensation plan. Pursuant to the amended and restated plan, each non-employee director will receive an annual cash retainer of $150,000. In addition, the audit committee chairman and compensation committee chairman will each receive an annual retainer of $25,000; the nominating and corporate governance committee chairman will receive an annual retainer of $10,000; and the non-executive chairman of the board will receive an annual retainer of $75,000 (effective February 19, 2007). The annual retainers are payable monthly. Under the amended and restated plan, non-employee directors will no longer receive stock option grants or meeting fees. Each non-employee director will continue to participate in Pier 1’s Director Deferred Stock Unit Program described above. Pursuant to the amended and restated plan, each non-employee director, effective January 1, 2008, will be permitted to defer all or any portion of his or her director, committee chairman and chairman annual retainers into an equivalent value of DSU’s. Also, pursuant to the amended and restated plan, deferrals of the director annual retainer, but not the committee chairman or chairman annual retainers, will receive a 25% Pier 1 match on the deferred amount.

Security Ownership of Management

The following table indicates the ownership of Pier 1’s common stock by each director and nominee, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group, as of April 30, 2007:

	Shares	Percent
	Beneficially	of
Name	Owned(1)	Class

John H. Burgoyne	57,437	*
Michael R. Ferrari	55,900	*
Marvin J. Girouard	3,343,302	3.69%
Robert B. Holland, III	0	*
James M. Hoak, Jr.	170,939	*
Jay R. Jacobs	507,095	*
Karen W. Katz	41,000	*
Terry E. London	23,000	*
Phil E. Schneider	681,614	*
Alexander W. Smith	0	*
Cece Smith	0	*
Tom M. Thomas	24,000	*
Charles H. Turner	598,560	*
David A. Walker	582,450	*
E. Mitchell Weatherly	662,949	*
All directors and executive officers as a group	6,918,644	7.38%

*	Represents less than 1% of the outstanding shares of the class.

(1)	The table includes shares acquired through and held by the Pier 1 Imports, Inc. Stock Purchase Plan as of April 30, 2007 for Mr. Jacobs (7,279 shares), Mr. Schneider (3,264 shares), Mr. Turner (7,264 shares), and Mr. Walker (1,640 shares). The table also includes shares issuable within 60 days of April 30, 2007 to Mr. Burgoyne (53,000 shares), Mr. Ferrari (53,000 shares), Mr. Girouard (2,380,000 shares), Mr. Hoak (61,500 shares), Mr. Jacobs (440,000 shares), Mrs. Katz (41,000 shares), Mr. London (23,000 shares), Mr. Schneider (588,500 shares), Mr. Thomas (24,000 shares), Mr. Turner (519,500 shares), Mr. Walker (508,800 shares), Mr. Weatherly (662,000 shares) and to all directors and executive officers as a group (5,449,300 shares) upon the exercise of stock options granted pursuant to Pier 1’s stock option plans. The table also includes shares issuable to Mr. Girouard (79,713 shares) on June 1, 2007 pursuant to Mr. Girouard’s Deferred Compensation Agreement dated June 26, 1997.

Security Ownership of Certain Beneficial Owners

The following table indicates the ownership by each person who is known by Pier 1 as of April 30, 2007 to own beneficially 5% or more of Pier 1’s common stock:

	Shares		Percent
Name and	Beneficially		of
Address of Beneficial Owner	Owned		Class

Jakup a Dul Jacobsen	8,594,200	(1)	9.8%
Sundaborg 7 Reykjavik, Iceland
Franklin Resources, Inc.	7,754,110	(2)	8.8%
One Franklin Parkway San Mateo, California 94403
Royce & Associates, LLC	6,875,500	(3)	7.8%
1414 Avenue of the Americas New York, New York 10019
Satellite Asset Management, L.P.	5,628,200	(4)	6.4%
623 Fifth Avenue, 19th Floor New York, New York 10022
FMR Corp.	4,798,600	(5)	5.5%
82 Devonshire Street Boston, Massachusetts 02109
Elliott Associates, L.P.	4,835,180	(6)	5.5%
712 Fifth Avenue, 36th Floor New York, New York 10019
SCSF Equities, LLC	4,473,459	(7)	5.1%
5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486

(1)	This information was obtained from a Schedule 13D (Amendment No. 2) filed with the Securities and Exchange Commission on September 21, 2006 by Jakup a Dul Jacobsen, Lagerinn ehf and Kaupthing Bank hf. as beneficial owners of the shares listed. The filing indicates that Jakup a Dul Jacobsen and Lagerinn ehf have shared voting power and shared dispositive power over all the shares listed and Kaupthing Bank has shared voting power and shared dispositive power over 4,251,800 of the shares listed.

(2)	This information was obtained from a Schedule 13G (Amendment No. 1) filed with the Securities and Exchange Commission on February 6, 2007 by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. as beneficial owners of the shares listed. The filing indicates that Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. have no sole or shared voting power and no sole or shared dispositive power over any of the shares listed. However, certain subsidiaries of Franklin Resources, Inc. beneficially own all of the shares listed and have the following voting and dispositive power: Franklin Templeton Investments Corp. has sole voting power and sole dispositive power over 3,540,250 of the shares listed; Templeton Investment Counsel, LLC has sole voting power and sole dispositive power over 2,102,070 of the shares listed; Franklin Advisory Services, LLC has sole voting power over 1,555,500 of the shares listed and sole dispositive power over 1,567,500 of the shares listed; Franklin Templeton Investment Management Limited has sole voting power and sole dispositive power over 518,130 of the shares listed; and Franklin Templeton Investments Australia Limited has sole voting power and sole dispositive power over 26,160 of the shares listed.

(3)	This information was obtained from a Schedule 13G (Amendment No. 3) filed with the Securities and Exchange Commission on January 24, 2007 by Royce & Associates, LLC as beneficial owner of the shares listed. The filing indicates that the beneficial owner has sole voting power and sole dispositive power over all of the shares listed.

(4)	Satellite Asset Management, L.P., a registered investment advisor, has advised Pier 1 that on behalf of certain of its advised funds and accounts it controls on a discretionary basis, as of May 7, 2007, the shares shown. Satellite Asset Management, L.P. has advised Pier 1 that it disclaims any beneficial ownership of the securities.

(5)	This information was obtained from a Schedule 13G (Amendment No. 3) filed with the Securities and Exchange Commission on February 14, 2007 by FMR Corp. as beneficial owner of the shares listed. The filing indicates that the beneficial owner has no voting power over any of the shares listed and sole dispositive power over all of the shares listed.

(6)	This information was obtained from a Schedule 13D filed with the Securities and Exchange Commission on April 9, 2007 by Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. as beneficial owners of the shares listed. The filing indicates that the listed parties have entered into a Joint Filing Agreement and that Elliott Associates, L.P. has sole voting power and sole dispositive power over 1,934,072 of the shares listed and Elliott International, L.P. and Elliott International Capital Advisors Inc. have shared voting and dispositive power over 2,901,108 of the shares listed.

(7)	This information was obtained from a Schedule 13D filed with the Securities and Exchange Commission on March 14, 2007 by SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder, and Rodger R. Krouse, as beneficial owners of the shares listed. The filing indicates that the beneficial owners have shared voting power and shared dispositive power over all of the shares listed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Pier 1’s directors and executive officers, and persons who own more than 10% of a registered class of Pier 1’s equity securities, to file with the SEC and the NYSE reports disclosing their ownership and changes in ownership of Pier 1’s common stock or other equity securities. Pier 1’s executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Pier 1 with copies of all Section 16(a) forms they file. To Pier 1’s knowledge, all Section 16(a) filing requirements applicable to Pier 1’s executive officers, directors and greater than 10% beneficial owners during the last fiscal year were observed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
RELATED PERSON TRANSACTIONS

Each director of Pier 1 who served as a member of the compensation committee during fiscal 2007 ending March 3, 2007, is identified above under the caption Directors Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders above. During fiscal 2007, there were no compensation committee interlocks or insider participation.

Related Person Transaction Policies and Procedures

Pier 1’s nominating and corporate governance committee has approved and recommended adoption of, and the board has adopted, a written Related Person Transaction Policies and Procedures which is administered by the committee. This policy applies to any transaction or series of transactions in which Pier 1 is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions that fall within the policy will be reviewed by the committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interest of Pier 1. The policy provides for standing pre-approval or ratification of certain interested transactions along with authority for the chairman of the committee to pre-approve or ratify interested transactions subject to the policy which fall below a specified dollar amount.

Transactions with Related Persons

On March 20, 2006, Pier 1 sold its subsidiary, The Pier Retail Group Limited, to Palli Limited for approximately $15 million. Palli Limited is a wholly owned subsidiary of Lagerinn ehf, an Iceland corporation owned by Jakup a Dul Jacobsen. Collectively, as of that date, Lagerinn ehf, Mr. Jacobsen and Kaupthing Bank hf beneficially owned approximately 9.9% of Pier 1’s common stock. This information regarding security ownership was obtained from a Schedule 13D filed with the Securities and Exchange Commission on February 6, 2006 by Jakup a Dul Jacobsen, Lagerinn ehf and Kaupthing Bank hf. Except for the ownership of Pier 1’s common stock, Mr. Jacobsen, Lagerinn ehf and Kaupthing Bank are not otherwise affiliated with Pier 1. Pier 1’s board approved the transaction.

During fiscal 2007, there were no other transactions exceeding $120,000 in which Pier 1 was a participant, or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Pier 1 indemnifies its directors and most of its executive officers to the fullest extent permitted by law and has also entered into agreements with certain of these individuals contractually obligating Pier 1 to provide this indemnification to them.

Pursuant to Mr. Smith’s employment agreement described in the Compensation Discussion and Analysis below, Pier 1 has agreed to indemnify Mr. Smith for certain defense costs arising from claims asserted by Mr. Smith’s former employer. Pier 1’s board approved Mr. Smith’s employment agreement.

ITEMS OF BUSINESS TO BE ACTED UPON AT THE MEETING

ITEM 1 — Election of Directors

The shareholders will elect eight directors at the annual meeting of shareholders. The board, upon recommendation of the board’s nominating and corporate governance committee, has increased the number of directors to be elected at the annual meeting to eight from the current number of seven. In order to be elected, a nominee for director must receive the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Those elected will serve on the board until the next annual meeting and until their successors are elected and qualify. The board, upon the recommendation of the board’s nominating and corporate governance committee, has nominated each person listed below to stand for election. Board members, other than Messrs. Girouard or Smith, initially recommended Ms. Smith and Mr. Holland as board candidates. Although Pier 1 does not anticipate that any of the nominees will be unable or unwilling to serve as a director, in the event that is the case, the board may reduce its size or choose a substitute for that nominee.

The persons named in your proxy will vote your shares “FOR” the election of the nominees listed below unless you “WITHHOLD AUTHORITY” to vote for any of them.

The board of directors unanimously recommends a vote “FOR” the election of each of the following nominees as directors.

Nominees for Directors

JOHN H. BURGOYNE

John H. Burgoyne, age 65, has been a director of Pier 1 since February of 1999. During fiscal 2007, he was a member of the compensation committee. Mr. Burgoyne is retired and served as president of Burgoyne and Associates, an international consulting firm from March of 1996 through February of 2007. From May 1995 to March of 1996, Mr. Burgoyne served as the general manager of IBM’s Travel Industry Sector for their Asia Pacific Region. Prior to that time, he served as the president and general manager of IBM China Corporation, Ltd.

MICHAEL R. FERRARI

Michael R. Ferrari, age 67, has been a director of Pier 1 since February 1999. From the beginning of fiscal 2007 through January 31, 2007, he was a member of the audit committee. Effective February 1, 2007, Mr. Ferrari became chairman of the nominating and corporate governance committee and remained a member of the audit committee. He has served as senior consultant of the higher education practice of EFL Associates, an executive search firm, since May 2003. He is also the president of Ferrari and Associates LLC, a higher education consulting firm he established in May 2003. Dr. Ferrari was granted the title of Chancellor Emeritus of Texas Christian University by the university’s board of trustees on June 1, 2003, and served as chancellor of Texas Christian University and as professor of management in the M. J. Neeley School of Business at Texas Christian University from July 1998 through May 2003. From 1985 to 1998, he served as president of Drake University.

ROBERT B. HOLLAND, III

Robert B. Holland, III, age 54, represented the United States on the board of executive directors of the World Bank in various capacities, including executive director and alternate and acting executive director, from 2002 to 2006. During that time, Mr. Holland served on the World Bank’s audit committee. Since leaving his position as U.S. executive director, Mr. Holland serves on corporate boards including Max Petroleum plc, where he serves as audit committee chairman, and Affiliated Computer Systems, Inc., where he serves as a member of the audit committee. Prior to his appointment as U.S. executive director, Mr. Holland was managing director of Texas Ltd., a strategic consulting firm.

KAREN W. KATZ

Karen W. Katz, age 50, has been a director of Pier 1 since June 2001. From the beginning of fiscal 2007 through January 31, 2007, she was a member of the compensation committee and the nominating and corporate governance committee. Effective February 1, 2007, Ms. Katz became a member of the audit committee. She has served as president and chief executive officer of Neiman Marcus Stores since December 2002. From May 2000 to December 2002, she served as president and chief executive officer of Neiman Marcus Direct, a division of the Neiman Marcus Group. Prior to that time, she served as executive vice president of stores for Neiman Marcus Stores from February 1998 to May 2000 and senior vice president and director of stores of Neiman Marcus Stores from October 1996 to February 1998.

TERRY E. LONDON

Terry E. London, age 57, has been a director of Pier 1 since September 2003. From the beginning of fiscal 2007 through January 31, 2007, he was a member of the audit committee. Effective February 1, 2007, Mr. London became chairman of the audit committee. He established London Partners LLC, a private equity investment firm, in August 2000 after serving as president and chief executive officer of Gaylord Entertainment Company, a specialty lodging and entertainment company, from May 1997 to August 2000. Prior to that time, he served as chief financial and administrative officer of Gaylord Entertainment from November 1991 to April 1997. He also serves as a director of Johnson Outdoors, Inc.

ALEXANDER W. SMITH

Alexander W. Smith, age 54, has been a director of Pier 1, has served as its president and chief executive officer and has been a member of Pier 1’s executive committee since February 19, 2007. From March 2004 to February 18, 2007, Mr. Smith served as the senior executive vice president, group president of The TJX Companies, Inc. From 2001 to March 2004, Mr. Smith served as executive vice president, group executive, international of The TJX Companies, Inc.

CECE SMITH

Cece Smith, age 62, currently serves as Managing General Partner of Phillips-Smith-Machens Venture Partners, a venture capital firm that invests in retail and consumer businesses that she co-founded in 1986. She serves on the executive boards of the Dallas Symphony Association and the Edwin L. Cox School of Business at Southern Methodist University. She also serves as a director for Brinker International.

TOM M. THOMAS

Tom M. Thomas, age 65, has been a director of Pier 1 since September 1998. From the beginning of fiscal 2007 through January 31, 2007, he was chairman of the executive committee, chairman of the compensation committee and a member of the nominating and corporate governance committee. Effective

February 1, 2007, Mr. Thomas remained chairman of the executive committee and a member of the nominating and corporate governance committee and effective February 19, 2007 he became the non-executive chairman of the board. Mr. Thomas has been a shareholder of the Winstead PC law firm (formerly known as Winstead Sechrest & Minick P.C.) since August 2005. From September 2001 to July 2005, he was a senior partner of Kolodey, Thomas & Blackwood, LLP, a law firm. He was also senior partner of Thomas & Culp, LLP, a law firm, from 1994 to August 2001.

The board of directors unanimously recommends a vote “FOR” the election of each of the above named nominees as directors.

ITEM 2 — Shareholder Proposal

William C. Thompson, Jr., Comptroller of the City of New York, as custodian and a trustee of the New York City Employees’ Retirement System (93,569 shares owned as of January 8, 2007), the New York City Teachers’ Retirement System (110,582 shares owned as of January 8, 2007), the New York City Police Pension Fund (41,434 shares owned as of January 8, 2007), and the New York City Fire Department Pension Fund (10,541 shares owned as of January 8, 2007), and as custodian of the New York City Board of Education Retirement System (4,125 shares owned as of January 8, 2007), has submitted the following proposal in accordance with Rule 14a-8 of the Securities and Exchange Act of 1934. Mr. Thompson has indicated to Pier 1 that each of the above systems intend to continue to hold at least $2,000 of Pier 1’s common stock through the date of Pier 1’s annual shareholders meeting. Mr. Thompson’s address is c/o The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341.

To be approved, the proposal must receive the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote at the annual meeting. The persons named in your proxy will vote your shares “AGAINST” this proposal unless you vote “FOR” the proposal.

The board of directors unanimously recommends a vote “AGAINST” this proposal.

Pay-for-Superior-Performance Proposal

Resolved: That the shareholders of Pier 1 Imports, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Pier 1’s Response

The proposal requests that Pier 1’s board, through the compensation committee, implement a performance based incentive plan for senior executives (covering both annual performance based incentive and long-term compensation) using financial performance criteria that are benchmarked against peer companies. The annual performance based incentive and long-term compensation would be payable only in the event that Pier 1’s performance exceeded the peers’ mean or median performance for the related financial criteria. Pier 1’s current incentive plans (annual and long-term) already utilize financial performance criteria benchmarked against peer companies. They do not condition awards, however, on performance exceeding the mean or median of the peers’ performance on the selected financial performance criteria. In our opinion, the proposal is unnecessary in light of Pier 1’s current operating environment and is repetitive in certain aspects of Pier 1’s current policies and practices.

For fiscal 2007 and earlier years, Pier 1’s annual performance based incentive for executives has been governed by our senior management bonus plan, which was approved by our shareholders on June 22, 2002. This plan is administered by a subcommittee of the board’s compensation committee whose duties include establishing performance goals each year for the payment of incentive bonuses. For fiscal 2007, the subcommittee established a performance goal of earnings before interest, taxes, depreciation and amortization from all domestic and international operations, but not including discontinued operations nor unusual or non-recurring charges, each as determined by the subcommittee, (“EBITDA”), and set a target EBITDA level of $150,000,000, based on projected company performance, for an executive to receive 100% of his or her bonus potential. To determine the EBITDA levels at which bonuses could be earned, the subcommittee considered recommendations from Pier 1’s compensation consultant, Hewitt Associates LLC. Hewitt’s recommendations were derived from a survey of 65 peer companies in the S&P 1500 Specialty Retail Companies. The survey covered performance measure payout levels relative to initial targets at which those peer companies’ associates were earning incentive bonuses. The EBITDA targets and corresponding bonus levels recommended by the subcommittee were subsequently approved by Pier 1’s board.

For fiscal 2007, Pier 1’s long-term incentive plan for executives was comprised of stock option awards and restricted stock awards (time based and performance based) issued under our 2006 stock incentive plan which was approved by our shareholders on June 22, 2006. This plan is administered by the same subcommittee referenced above. Pursuant to the plan, the subcommittee adopted a mix of stock options, time based restricted stock and performance based restricted stock as long-term incentives for Pier 1’s executives for fiscal 2007. The stock option awards were granted at an exercise price equal to the market price on the date of grant and vest equally over four years beginning one year after grant. The time based restricted stock awards vest 33%, 33%, and 34% over three years beginning one year after the date of grant. The performance based restricted stock awards cliff vest after three years from the date of grant, if a cumulative EBITDA target of $331,000,000 is met for fiscal years 2007, 2008, and 2009. Each of these grants was subsequently approved by our board. Like the annual incentive EBITDA target amount discussed above, the cumulative EBITDA target amount of $331,000,000 was based in part on information about the average growth rates of peer companies’ EBITDA levels as provided in the Hewitt study and survey.

Pier 1’s stock option and performance based restricted stock awards are designed to promote success to our executives only when there is a corresponding increase in value to shareholders. To remain competitive, however, Pier 1 must also design its executive incentive package to ensure our ability to attract and retain a highly skilled and motivated executive team, which is critical to our future success and to maximizing shareholder value. Pier 1’s executive pay, therefore, includes a healthy mix of annual incentive/bonus and long-term compensation components. Overall pay is heavily weighted with incentive based awards that are realized only when the board established performance goals, like EBITDA, developed in part from peer group studies and surveys, are achieved. Using targets that are benchmarked to exceed peer group performance is, however, unrealistic given the turnaround environment in which Pier 1 currently operates.

In recent years Pier 1 has reported quarterly losses and declining sales and no executive earned or received a performance bonus for fiscal years 2004, 2005, 2006 and 2007 because the established performance goals were not met. Additionally, all stock option awards granted during those time periods have an exercise price higher than the closing price of Pier 1’s common stock at the end of fiscal 2007, which was $6.63. In order to achieve our goal of once again making Pier 1 profitable, we need to retain the flexibility to design a pay program that is both motivational and realistically achievable. Pier 1 remains committed to utilizing rigorous performance goals as a measure of executive compensation and benchmarking those goals to peer group studies and surveys.

Pier 1’s commitment to these efforts is shown in the recent employment agreement with its new chief executive officer and president, Alexander W. Smith. A significant portion of his compensation package consists of stock option awards that will vest only when EBITDA (as defined in his employment agreement) performance goals are achieved for Pier 1’s fiscal years 2009 and 2010. It is anticipated that Pier 1 will establish the target levels for the vesting of his options using in part a peer group study and survey similar to the one described above.

It would not be prudent at this time to condition payment of incentives on meeting or exceeding performance standards of other peers which bear no relation to Pier 1’s focus on a return to profitability. Pier 1 needs the flexibility at this time to design and implement realistic and achievable annual and long-term incentive plans for its executives, while taking the factors suggested by the shareholder proposal into consideration, as needed.

For these reasons, the board of directors unanimously recommends a vote “AGAINST” this proposal.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on the review and discussion, the compensation committee has recommended to the board that the Compensation Discussion and Analysis be included in Pier 1’s proxy statement.

COMPENSATION COMMITTEE
James M. Hoak, Jr., Chairman
John H. Burgoyne

Former Committee Members during Fiscal 2007:
Tom M. Thomas
Karen W. Katz

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis disclosure is to provide material information about Pier 1’s compensation objectives and policies for its named executive officers and to put into perspective the tabular disclosures and related narratives that follow it.

Compensation Policies, Principles, and Objectives

Pier 1’s success is dependent, in a large part, on being able to successfully attract, motivate and retain a qualified management team and employees. Sourcing qualified candidates to fill important positions within Pier 1, especially management, in the highly competitive retail environment has challenges. Thus, Pier 1’s overall compensation philosophy is that an executive’s compensation should be structured to ensure Pier 1’s ability to attract and retain highly skilled and motivated individuals who will lead Pier 1 to successful performance that is consistent with shareholders’ interests. This is accomplished by creating total compensation packages which are competitive in the retail industry, fair and equitable among the executives, and which provide strong incentives for the long-term success and performance of Pier 1. Additionally, Pier 1 provides short-term and long-term incentives to its executives to motivate effective management of major functions, teamwork, and effective expense control. Success on these fronts leads to overall success of Pier 1. Pier 1 believes that as an executive’s level of responsibility increases, a greater portion of that executive’s potential total compensation should come from performance based plans. This aligns management’s interests with shareholders’ interests because the executive’s potential total compensation increases as company performance increases.

Putting this philosophy into operation results in a total compensation package for Pier 1’s executive officers approximately equal to the 50th percentile of Pier 1’s peer group when Pier 1 achieves planned financial goals. Total compensation packages are designed to provide a 75th percentile opportunity when Pier 1’s results significantly exceed planned financial goals. In general, Pier 1’s target peer group percentile for base salary, short-term incentives and long-term incentives is the peer group’s 50th percentile. For fiscal 2007, Pier 1 selected a group of peer companies to benchmark the base salary element of total compensation. That group included Bed Bath & Beyond Inc., Blockbuster Inc., Borders Group, Inc., Charming Shoppes, Inc., The Gap, Inc., The Home Depot, Inc., J. C. Penney Company, Inc., Jo-Ann Stores, Inc., Kohl’s Corporation, Linen’s ’n Things, Inc., Liz Claiborne, Inc., Michaels Stores, Inc., Payless ShoeSource Inc., PETsMART, RossStores, Inc., Sears, Roebuck, and Co., Target Corporation, Walgreen Co., Williams-Sonoma, Inc., and Zale Corporation. For the short-term and long-term incentive elements of the total compensation package the peer group, in addition to the listed companies, also included Brinker International, Inc. and Neiman Marcus Group, Inc., but excluded Sears, Roebuck, and Co. Data for these companies was provided by an outside consultant.

Executive Compensation Components

In addition to base salary, short-term incentives, and long-term incentives, Pier 1’s compensation program includes perquisites, retirement plans, and employment and post-employment agreements. With respect to Mr. Smith, who became Pier 1’s president and chief executive officer on February 19, 2007, these elements are discussed separately below under the caption Employment Agreements and Post-Employment Consulting Agreements. References in the discussion below to Pier 1’s chief executive officer refer to Mr. Girouard.

Base Salary — Base salary is designed to reward an executive’s individual performance and contribution to the organization plus promote retention. In practice, Pier 1 management through its human resources compensation group, Pier 1’s chief executive officer, or both, recommends to the compensation committee base pay adjustments for Pier 1’s executive officers at the beginning of each fiscal year. The recommendation for fiscal 2007 was to increase base pay for the executive vice presidents but not for the chief executive officer. Consideration was given to the current pay of these officers in comparison to the 50th percentile of the selected peer group. Pier 1 management recommended targeting the 50th percentile for fiscal 2007 given the results of company performance in fiscal 2006. The data showed that the chief executive officer’s base salary was between the 50th and 75th peer group percentiles, and the base salaries of the executive vice presidents as a group approximated the 50th peer group percentile. Other factors considered and presented to the compensation committee were the fact that the chief executive officer and executive vice presidents did not receive a base pay increase in fiscal 2006 and there was no bonus paid to the chief executive officer and executive vice presidents for fiscal years 2004, 2005, and 2006. Concerns were expressed regarding the need to ensure a competitive pay package in order to retain these key executives and, as a result, the compensation committee agreed to support management’s recommendation. The full board approved the compensation committee’s recommendation of these increases effective April 23, 2006.

Short-term Incentives — Pier 1 designs short-term incentive pay to reward an executive’s contribution to the organization’s annual financial performance. During fiscal 2007, Pier 1 maintained a short-term incentive plan for its executives and key members of management. The short-term incentive plan used a performance measure of earnings before interest, taxes, depreciation, and amortization from all domestic and international operations, but not including discontinued operations nor unusual or non-recurring charges, each as determined by the compensation committee, or a subcommittee. We refer to this measure generally as EBITDA except in the context of discussion of Mr. Smith’s employment agreement below which has a specific definition of EBITDA. EBITDA was selected as the financial measure because it is a prevalent measure used by other retail companies and focuses on factors that an individual participant’s actions can affect. In addition, EBITDA is a better measure of core operating profitability because it eliminates the effects of financing and tax decisions and reflects cash being generated by Pier 1. The offering of a short-term incentive plan maintains a competitive position with Pier 1’s peer group because meeting annual goals leads to long-term success of Pier 1.

Two important factors went into developing the short-term incentive plan for fiscal 2007:

•	Pier 1 must achieve a meaningful earnings level before a bonus is paid; and

•	Competitive pay issue concerns were a consideration since a short-term bonus payment had not been earned in fiscal years 2004, 2005, and 2006.

These factors were discussed with the compensation committee and, as a result, the compensation committee and board approved the plan and set the target EBITDA for fiscal 2007 at $150,000,000. The incentive plan was designed to pay an initial 10% of an individual’s bonus potential when EBITDA reached $70,000,000. The plan would pay 100% of an individual’s bonus potential at $150,000,000 EBITDA and a maximum of 150% of an individual’s bonus potential at $225,000,000 EBITDA. Participants must be employed with Pier 1 at the end of fiscal 2007 to receive a bonus, if any.

A participant’s bonus potential is expressed as a percentage of the participant’s base salary. In fiscal 2007, those were 100% of annual base salary for Pier 1’s chief executive officer and 75% of annual base salary for the other named executive officers. Pier 1 believes that these levels are competitive when compared to Pier 1’s peer group. The minimum level of EBITDA was not achieved in fiscal 2007; therefore, no participant in the plan, including the named executive officers, received a bonus.

Long-term Incentives — Pier 1 designs its long-term incentive awards to support Pier 1’s overall objectives of long-term company success and performance, competitiveness in the retail industry, and retention of executives. Pier 1’s long-term incentive plan is comprised of stock options awards, performance based restricted stock awards and time based restricted stock awards. Both stock option and performance based restricted stock are designed to promote Pier 1’s success by providing value to the executive only when there is a corresponding increase in shareholder value. Time based restricted stock provides a long-term incentive opportunity that is both competitive in the retail industry and serves as a retention tool. Restricted stock awards have voting rights and are eligible to receive cash dividends, should cash dividends be paid on Pier 1’s common stock.

Pier 1’s fiscal 2007 long-term incentive plan included three elements: (1) non-qualified stock option awards that vest equally over a four year period beginning on the first anniversary of the grant date; (2) time based restricted stock that vests 33%, 33% and 34% over a three year period beginning on the first anniversary of the grant date; and (3) performance based restricted stock that vests at the end of a three year period if Pier 1 achieves a cumulative EBITDA target for those three years. Management through its human resources compensation group recommended and a subcommittee of the compensation committee approved a three year cumulative EBITDA target for fiscal years 2007, 2008 and 2009 of $331,000,000, which must be met or exceeded for the performance based restricted stock to vest.

The mix of long-term incentive awards for each executive officer is determined with consideration of both internal pay equity concerns as well as market data. The factors that are taken into account when establishing that mix are:

•	setting the awards at the 50th peer group percentile;

•	the historical grant practices of Pier 1;

•	the affordability of the awards in terms of share usage and accounting expense; and

•	the desired message to participants and external constituents for leverage, risk, retention, and performance.

For each named executive officer other than the chief executive officer, Pier 1 established the following mix of long-term incentive awards for fiscal 2007:

% of Total
Long-Term Incentive	Long-Term Incentive

Stock Options	30%
Restricted Stock — Time Based	40%
Restricted Stock — Performance Based	30%

Pier 1 believes that long-term incentives should consist solely of equity to tie the executives’ long-term compensation potential with increased shareholder value. The above mix allocates Pier 1’s long-term incentives in a manner designed to meet this goal. For its chief executive officer, Pier 1 determined that the mix should include only stock options in anticipation of his retirement at the end of fiscal 2007 and to reinforce the goal of focusing his efforts solely on increasing shareholder value.

Pier 1 distributes long-term incentive awards as soon as possible following receipt of all required approvals. Stock options and restricted stock are granted at the closing price of Pier 1’s common stock on the date of the grant. The grants are typically made on the day following board approval allowing Pier 1 to provide information to the market, if any, that may require disclosure as a result of Pier 1’s board meeting at which the grants were approved. Delay in the grant date may occur pending quarterly earnings releases and conference calls or as otherwise directed by the board. Pier 1 does not grant equity compensation awards in anticipation of the release of material non-public information. Similarly, Pier 1 does not time the release of material non-public information based on equity award grant dates. The date of option grants for the named executive officers is the same date as option grants for all other employees.

Perquisites — Pier 1 pays its chief executive officer and other named executive officers a pre-determined monthly sum to cover the cost of club dues, automobile expenses, financial planning and tax preparation services, plus reimburses for certain medical expenses. Prior to July 2006, Pier 1 grossed up these payments for taxes. The compensation committee believes these perquisites and their amounts are reasonable and important to include in each executive’s total compensation package because they assist Pier 1 in maintaining a competitive position within the retail industry with respect to executive compensation.

Retirement and Other Plans — Pier 1 offers supplemental retirement plans which are designed to provide executives with post-employment financial security and to mitigate the effects of deferral limitations on highly compensated individuals in qualified plans such as Pier 1’s 401(k) plan. The plans also assist Pier 1 in attracting and retaining executives. These plans are further discussed and described in the Pension Benefits table below.

Mr. Girouard and Mr. Weatherly were fully vested at their respective retirement dates in a plan adopted by Pier 1 in 1986 known as the Supplemental Executive Retirement Plan. This plan provides that upon death, disability, retirement, or termination of employment (including termination of employment in certain circumstances as a result of a change in control), participants will receive 180 monthly installments generally equal to 50% of the participant’s highest three year average of annual salary and bonus, increased by 6% per year for 15 years, offset by Social Security retirement benefits and divided by 180. Mr. Girouard and Mr. Weatherly both elected to receive the lump sum actuarial and financial equivalent of the monthly installment payments. Mr. Girouard and Mr. Weatherly retired on February 19, 2007 and December 30, 2006, respectively. Their lump sum payments are reported in the Pension Benefits table below. For certain participants the plan also provides that in the event of disability or retirement, comparable major medical and hospitalization insurance coverage as generally available to Pier 1 employees and their dependents is made available to the executive and his dependents for his lifetime. If the executive elects such coverage he must pay a portion of the total premium for such coverage. In the event of termination of employment prior to retirement eligibility, the participant and his dependents have the right to participate in such comparable major medical and hospitalization insurance coverage during the 15 years immediately after the date the participant attains age 65. If the participant elects such coverage he must pay the total premium for such coverage. Termination of employment in certain circumstances as a result of a change in control may constitute retirement under the plan.

The remaining named executive officers participate in a plan adopted by Pier 1 in 1995 known as the Supplemental Retirement Plan. The plan provides upon death, disability, or retirement, or termination of employment (including termination of employment in certain circumstances as a result of a change in control) for reasons other than cause (as defined in the plan) each participant will receive a life annuity based on an annual benefit which generally equals 60% of the participant’s highest three-year average of annual salary and bonus offset by Social Security retirement benefits. The annual benefit as calculated cannot exceed $500,000. For certain participants the plan also provides that in the event of disability or retirement, those participants and their dependents have the lifetime right to participate in comparable major medical and hospitalization insurance coverage as made available generally to Pier 1 employees and their dependents. If the executive elects such coverage he must pay a portion of the total premium for such coverage. In the event of termination of employment (for reasons other than cause) prior to retirement eligibility, the participant and his dependents have the right to participate in such comparable major medical and hospitalization insurance coverage during the 15 years immediately after the date the participant attains age 65. If the participant elects such coverage he must pay the total premium for such coverage. Termination of employment in certain circumstances as a result of a change in control may constitute retirement under the plan.

Pier 1 also offers a non-qualified deferred compensation plan known as the Pier 1 Benefit Restoration Plan, to its executives and key members of management. Like the plans described above, this plan is designed to provide post-employment financial security and to mitigate the effects of deferral limitations on highly compensated individuals in qualified plans such as Pier 1’s 401(k) plan. The plan also assists Pier 1 in attracting and retaining executives and key members of management. The plan is further described in the Non-Qualified Deferred Compensation discussion below.

Employment Agreements and Post-Employment Consulting Agreements — From time to time, Pier 1 utilizes employment agreements or post-employment consulting agreements to create continuity of the executive’s services and to mitigate the executive’s risk of involuntary termination (other than for cause) or the executive’s voluntary termination based on a good reason, both events as defined in the respective agreements. Post-employment consulting agreements allow executives to provide certain services to Pier 1 after a qualified termination of employment.

Pier 1 entered into post-employment consulting agreements with Mr. Girouard and Mr. Weatherly on July 5, 1991. These agreements expired upon Mr. Girouard’s and Mr. Weatherly’s retirements.

Pier 1 has also entered into post-employment consulting agreements with Mr. Jacobs on September 13, 1995, Mr. Schneider on July 6, 1993, Mr. Turner on September 19, 1994 and Mr. Walker on November 17, 1999. These agreements provide that if Pier 1 terminates the executive’s employment prior to retirement for reasons other than cause, or if the executive leaves employment with Pier 1 for good reason, (both events as defined in the agreements) which generally includes circumstances beyond the executive’s control, then in either such event Pier 1 will retain the executive as a consultant for up to two years, depending on the executive’s number of years of service as an officer, and will pay the executive a monthly consulting fee equal to one-twelfth of his annual base salary immediately prior to his termination. Pier 1 will also pay the executive 50% of his cost for continuing, during the consulting period, health and life insurance coverage comparable to the executive’s pre-termination coverage. If the executive enters into employment during the consulting period that provides compensation equal to or greater than the amount of the consulting fees, Pier 1 will pay the executive an immediate one-time payment in the amount of 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid prior to reemployment. If the executive enters into employment during the consulting period that provides compensation less than the consulting fees, Pier 1 will reduce the monthly consulting fee by the amount of the monthly compensation for reemployment, and at the end of the consulting period will pay the executive 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid.

Mr. Smith and Pier 1 have entered into an employment agreement for Mr. Smith’s employment as Pier 1’s president and chief executive officer. The initial term of the employment agreement is for three years beginning February 19, 2007 and ending February 27, 2010. The term of the employment agreement renews for one year periods unless Pier 1 or Mr. Smith gives notice of non-renewal at least 60 days prior to the term expiration.

Pursuant to the employment agreement, Mr. Smith will receive a base salary of $1,000,000 per year and a fiscal 2008 bonus of between $500,000 and $750,000 as determined by Pier 1’s board. Mr. Smith will participate in Pier 1’s annual incentive bonus plan for Pier 1’s 2009 and 2010 fiscal years as determined by Pier 1’s board at those times.

Mr. Smith’s employment agreement grants two stock options (“Option 1” and “Option 2,” and, collectively, the “Options”), to purchase an aggregate of 3,000,000 shares of Pier 1’s common stock. The Options were granted as an employment inducement award, and not under any stock option or other equity incentive plan adopted by Pier 1. Option 1 for 1,000,000 shares will vest in full on February 19, 2008. If Mr. Smith fails to be employed with Pier 1 between February 19, 2008 and February 28, 2009, and Mr. Smith ends such employment without good reason (as defined in Mr. Smith’s employment agreement), then he forfeits 50% of Option 1. Option 2 for 2,000,000 shares is performance based and will vest upon meeting consolidated EBITDA targets to be established by the board of directors for fiscal years 2009 and 2010. Mr. Smith’s employment agreement, as mentioned above, has a specific definition of EBITDA. Option 2 will vest up to 1,000,000 shares based upon achieving a percentage of the fiscal 2009 EBITDA target as follows:

100% of the 2009 EBITDA Target — 1,000,000 shares;
 98% of the 2009 EBITDA Target —  900,000 shares;
 96% of the 2009 EBITDA Target —  800,000 shares;
 94% of the 2009 EBITDA Target —  700,000 shares;
 92% of the 2009 EBITDA Target —  600,000 shares; and
 90% of the 2009 EBITDA Target —  500,000 shares.

Option 2 will vest up to 1,000,000 additional shares based upon achieving a percentage of the fiscal 2010 EBITDA target as follows:

100% of the 2010 EBITDA Target — 1,000,000 shares;
 98% of the 2010 EBITDA Target —  900,000 shares;
 96% of the 2010 EBITDA Target —  800,000 shares;
 94% of the 2010 EBITDA Target —  700,000 shares;
 92% of the 2010 EBITDA Target —  600,000 shares; and
 90% of the 2010 EBITDA Target —  500,000 shares.

If Pier 1’s aggregate consolidated EBITDA for fiscal years 2009 and 2010 equals or exceeds the sum of the fiscal 2009 EBITDA target plus the fiscal 2010 EBITDA target, then any Option 2 shares that did not vest at the end of fiscal 2009 may be earned and vest at the end of fiscal 2010. Both Option 1 and Option 2 have an exercise price of $6.69 per share and expire February 19, 2017. Subject to certain terms of the employment agreement, Mr. Smith must be employed with Pier 1 on the anniversary date of Option 1 for the option to vest and at the end of each respective fiscal year for Option 2 to vest.

In addition, pursuant to the employment agreement, Mr. Smith:

•	received $500,000 as reimbursement for his lost benefits under the long-range performance incentive plan of his former employer;

•	will be able to participate in Pier 1’s welfare and fringe benefit plans under which Pier 1’s senior executives are currently entitled to participate and receive benefits;

•	will be able to participate in Pier 1’s Supplemental Retirement Plan at the same level as his accrued benefits at present value under the supplemental executive retirement plan of his former employer, or receive from Pier 1 replacement of those benefits; and

•	will receive the perquisites described above for Pier 1’s executive officers plus an allowance of $125,000 for moving, relocation and related expenses, including temporary housing, short-term automobile rental or lease expenses and legal fees. In addition, Pier 1 paid all travel expenses for Mr. Smith and his spouse from February 19, 2007 through May 19, 2007 for travel between Boston and Fort Worth.

The employment agreement contains non-solicitation and non-competition agreements binding Mr. Smith for one year following termination of employment.

Role of Executive Officers in Determining Compensation

Base pay, short-term incentive and long-term incentive compensation recommendations for the named executive officers are presented to the compensation committee at their meeting in March of each year. The presentation includes recommendations of Pier 1’s chief executive officer, human resources compensation group, or both, on those elements of compensation, plus recommended plan design changes, if any, and a summary of all awards to all eligible levels of management. That presentation also, from time to time, may include survey data from a peer group of retail companies for the compensation committee’s consideration. That data may include studies and recommendations from independent outside consultants. Generally, the compensation committee and board approve the fiscal year compensation in March of each year with an effective date in April. Implementation of the equity grant portion of the compensation for the year occurs after compensation committee and board approval.

Pier 1’s Policy on Share Ownership

Pier 1 does not have equity or other security ownership requirements or guidelines. Pier 1 has a written insider trading policy that among other things prohibits directors, officers and employees from selling short a Pier 1 security, or trading in options on a Pier 1 security, including calls and puts.

Pier 1’s Policy on Section 162(m)

Pier 1 considers the effect of limitations on deductibility of compensation for federal income tax purposes. Section 162(m) of the Internal Revenue Code generally prohibits public companies like Pier 1 from deducting from corporate income all compensation paid to the chief executive officer or any of the four other most highly compensated officers that exceeds $1,000,000 for each officer during the tax year. Qualifying performance based compensation paid pursuant to plans approved by shareholders is not subject to this deduction limitation. Pier 1 attempts to preserve the federal tax deductibility of compensation to the extent reasonably practicable when doing so is consistent with the executive compensation objective and goals mentioned above. While Pier 1 is aware of and understands the requirements of Section 162(m), it does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Accordingly, Pier 1 reserves the right to approve elements of compensation for certain officers that are not fully deductible. For fiscal 2007, the only officer who received compensation that was not fully deductible was Mr. Girouard.

Summary Compensation Table for the Fiscal Year Ended March 3, 2007

The following table sets forth a summary of the compensation in the past fiscal year for services rendered in all capacities to Pier 1 and its subsidiaries by the chief executive officer, chief financial officer, three other most highly compensated executive officers, and up to two additional individuals for whom disclosure would be required but for the fact that the individual was not serving as a Pier 1 executive at the fiscal year end.

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Fiscal	Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Marvin J. Girouard	2007	$1,080,769	$0	N/A	$1,867,984	$0	$2,410,392	$181,306	$5,540,451
Former Chairman and Chief Executive Officer (retired February 19, 2007)
Alexander W. Smith	2007	$22,243	$0	N/A	$47,296	$0	$0	$46,598	$116,137
President and Chief Executive Officer (hired February 19, 2007)
Charles H. Turner	2007	$377,692	$0	$102,916	$42,692	$0	$93,970	$79,832	$697,102
Executive Vice President and Chief Financial Officer
Jay R. Jacobs	2007	$377,692	$0	$102,916	$44,680	$0	$22,837	$74,334	$622,459
Executive Vice President, Merchandising
Phil E. Schneider	2007	$283,462	$0	$102,916	$131,570	$0	$71,294	$63,604	$652,846
Executive Vice President, Marketing
David A. Walker	2007	$291,922	$0	$102,916	$131,570	$0	$132,297	$51,954	$710,659
Executive Vice President, Logistics and Allocations
E. Mitchell Weatherly	2007	$314,154	$0	$28,215	$186,798	$0	$351,453	$75,737	$956,357
Former Executive Vice President, Stores (retired December 30, 2006)

(1)	This column represents the amount of base salary paid to the named executive officer during fiscal 2007.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal 2007 for the fair value of time based and performance based restricted stock awards granted in fiscal 2007 as well as time based restricted stock awards in prior fiscal years, in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. For time based restricted stock awards, fair value is calculated using the closing price of Pier 1’s common stock on the date of grant. For performance based restricted stock awards, no amount was expensed in fiscal 2007 because Pier 1’s fiscal 2007 EBITDA performance goal, as set forth in the Compensation Discussion and Analysis above, was not met, thereby lessening the likelihood of the three year EBITDA performance goal being met. Mr. Weatherly’s unvested time based restricted stock award of 23,060 shares and performance based restricted stock award of 12,000 shares were forfeited upon retirement. These amounts reflect Pier 1’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officer.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal 2007 for the fair value of stock options granted in fiscal 2007 as well as prior fiscal years, in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. As Mr. Girouard and Mr. Weatherly retired in fiscal 2007, the fair value of their options was fully expensed in fiscal 2007. For additional information on the valuation assumptions with respect to the fiscal 2007 grants and grants made prior to fiscal 2007, refer to note #11 to the Pier 1 Imports, Inc. consolidated financial statements in the 2007 Form 10-K. These amounts reflect Pier 1’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

Option 1 granted to Mr. Smith to purchase 1,000,000 shares of Pier 1’s common stock on February 19, 2007 will vest on February 19, 2008. The grant is being expensed over two years at $2.88 per share. If Mr. Smith fails to be employed with Pier 1 between February 19, 2008 and February 28, 2009 and Mr. Smith ends such employment without good reason (as defined in Mr. Smith’s employment agreement), then he forfeits 50% of the option. In accordance with SFAS 123R, no grant date fair value has been determined for Mr. Smith’s Option 2 performance based options of 2,000,000 shares. This value will be determined when the performance targets related to these options are set by the board.

(4)	This column represents the sum of the change in pension value and above market earnings on non-qualified deferred compensation earnings for fiscal 2007 for each of the named executive officers. During fiscal 2007, Mr. Smith did not participate in a Pier 1 defined benefit plan or non-qualified deferred compensation plan.

The change in pension value was:

$2,399,604 for Mr. Girouard;
$93,452 for Mr. Turner;
$21,788 for Mr. Jacobs;
$70,324 for Mr. Schneider;
$131,611 for Mr. Walker; and
$350,530 for Mr. Weatherly.

See the Pension Benefits Table below for additional information.

The above market earnings in fiscal 2007 on non-qualified deferred compensation plan(s) in which the named executive officer participated were:

$10,788 for Mr. Girouard;
$518 for Mr. Turner;
$1,049 for Mr. Jacobs;
$970 for Mr. Schneider;
$686 for Mr. Walker; and
$923 for Mr. Weatherly.

Above market earnings represent the difference between 120% of the long-term applicable Federal Rate at the time the rate for the plan was selected and the 6.63% and 7.05% annual interest credited in calendar years 2006 and 2007, respectively, by Pier 1 on salary deferred by the named executive officers plus Pier 1 match amounts under non-qualified deferral compensation plans described in the Non-Qualified Deferred Compensation Table below. Additional information on these plans and each named executive officer’s participation is shown in that table.

(5)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

				Financial		Payments
				Planning		Relating
			Officer	and Tax		to	Dividends	Moving,	Total
			Medical	Preparation	Tax	Employee	Paid on	Relocation	All Other
	Car	Club Dues	Reim-	Services	Gross-	Savings	Restricted	and Other	Compen-
Name	Allowance(1)	Allowance(2)	bursement(3)	Allowance(4)	Ups(5)	Plans(6)	Stock(7)	Expenses(8)	sation

Marvin J. Girouard	$16,999	$3,458	$5,379	$20,000	$3,851	$131,619	$0	$0	$181,306
Alexander W. Smith	$526	$107	$0	$0	$0	$0	$0	$45,965	$46,598
Charles H. Turner	$13,200	$2,228	$14,533	$7,600	$3,829	$31,336	$7,106	$0	$79,832
Jay R. Jacobs	$13,200	$2,228	$4,145	$7,600	$2,950	$37,105	$7,106	$0	$74,334
Phil E. Schneider	$13,200	$2,228	$9,844	$5,700	$2,496	$23,030	$7,106	$0	$63,604
David A. Walker	$13,200	$2,228	$1,510	$5,700	$2,511	$19,699	$7,106	$0	$51,954
E. Mitchell Weatherly	$10,800	$1,828	$20,000	$6,800	$9,545	$19,658	$7,106	$0	$75,737

   _ _

(1)	This column reports amounts paid to the named executive officers for car allowances.

(2)	This column reports amounts paid to the named executive officers for club dues.

(3)	This column reports amounts reimbursed to the named executive officers for medical expenses pursuant to Pier 1’s existing plan for reimbursement of executives’ health expenses which has been restated and renamed as the Pier 1 Executive Health Expense Reimbursement Plan.

(4)	This column reports payments to the named executive officers for financial planning and tax preparation services.

(5)	This column reports the amount of gross-ups for taxes paid to the named executive officers.

(6)	This column reports (a) Pier 1 matching contributions to the named executive officers’ 401(k) savings account equal to the sum of (i) one hundred percent (100%) of the first one percent of the participant’s elected compensation deferral, and (ii) fifty percent (50%) of the next four percent of the participant’s elected compensation deferral, up to the limitations imposed under IRS rules; (b) the same rate of Pier 1 matching contributions to the named executive officer’s account in the Pier 1 non-qualified deferred compensation plan known as the Benefit Restoration Plan II, which is subject to the same vesting requirements as Pier 1’s 401(k) Retirement Plan; and (c) Pier 1 matching contributions to the named executive officer’s Stock Purchase Plan account equal to 50% of the named executive officer’s compensation deduction, other than Messrs. Girouard and Walker whose matching contributions were 100% of their compensation deduction.

Those contributions were as follows:

Name	401(k)	BRP II	SPP

Marvin J. Girouard	$5,446	$30,019	$96,154
Charles H. Turner	$6,687	$5,765	$18,884
Jay R. Jacobs	$6,687	$11,534	$18,884
Phil E. Schneider	$5,815	$8,711	$8,504
David A. Walker	$4,488	$8,711	$6,500
E. Mitchell Weatherly	$4,725	$8,764	$6,169

Pier 1’s 401(k) and Stock Purchase Plans are broad based plans available to all eligible employees on a non-discriminatory basis.

(7)	This column reports the dividends paid on unvested restricted stock held by the named executive officers.

(8)	This column reports the amount paid during fiscal 2007 of the $125,000 allowance for moving, relocation, and other expenses pursuant to Mr. Smith’s employment agreement as described in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards for the Fiscal Year Ended March 3, 2007

During fiscal 2007, Pier 1 maintained a short-term incentive plan for senior executives and key members of management in which the named executive officers participated. Under the plan, incentive awards in the form of cash bonuses are paid if Pier 1 attains certain targeted levels of earnings before interest, taxes, depreciation, and amortization from all domestic and international operations, but not including discontinued operations nor unusual nor non-recurring charges, each as determined by the compensation committee, or a subcommittee (“EBITDA”), and the participant is employed at the end of the fiscal year. An executive’s bonus potential is expressed as a percentage of his annual base salary for the fiscal year. The bonus potential for Mr. Girouard was 100% of his annual base salary and for Messrs. Turner, Jacobs, Schneider, Walker and Weatherly was 75% of their annual base salary. The short-term incentive plan is further described in the Compensation Discussion and Analysis above.

During fiscal 2007, Pier 1 granted under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan two types of restricted stock awards: time based awards and performance based awards. Time based awards vest 33%, 33% and 34% each year over a three year period beginning on the first anniversary of the grant date provided that the participant is employed at the vesting date. Performance based awards vest at the end of fiscal 2009 if Pier 1 achieves a three year cumulative EBITDA target of $331,000,000 for fiscal years 2007, 2008 and 2009, and participant is employed at the end of the three fiscal years. Time based restricted stock grants for fiscal 2007 to Messrs. Turner, Jacobs, Schneider, Walker and Weatherly were 11,000 shares each. Performance based restricted stock grants for fiscal 2007 to Messrs. Turner, Jacobs, Schneider, Walker and Weatherly were 12,000 shares each. Mr. Girouard was not awarded any time based or performance based restricted awards in fiscal 2007. Mr. Weatherly forfeited all of his unvested restricted stock awards (both time and performance based) upon retirement.

During fiscal 2007, Pier 1 granted under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan non-qualified stock options of 300,000 to Mr. Girouard and 30,000 each to Messrs. Turner, Jacobs, Schneider, Walker and Weatherly that vest equally each year over a four year period beginning on the first anniversary of the grant date. The options terminate 10 years from the date of grant. Messrs. Girouard and Weatherly’s stock option vesting accelerated upon retirement given Mr. Girouard’s age and Mr. Weatherly’s age and years of service. The fully vested options may be exercised during the three years following their respective retirements. Mr. Smith received employment inducement option grants described as Option 1 and Option 2 in the Compensation Discussion and Analysis above.

The following table sets forth information relating to grants of plan-based awards during the fiscal year ended March 3, 2007 to the executive officers named in the Summary Compensation Table.

									All other
									Stock	All Other
									Awards:	Option		Grant
									Number	Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			of Shares	Number of	or Base	Value of
			Under Non-Equity			Under Equity Incentive			of Stock	Securities	Price of	Stock and
			Incentive Plan Awards(1)			Plan Awards(2)			or	Underlying	Option	Option
	Grant	Meeting	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	Awards(5)	Awards(6)
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

Marvin J. Girouard	06/23/2006	06/22/2006	$100,000	$1,000,000	$1,500,000	0	0	0	0	300,000	$7.55	$1,074,000
Alexander W. Smith	02/19/2007	01/27/2007	$0	$0	$0	500,000	2,000,000	2,000,000	N/A	1,000,000	$6.69	$2,881,100
Charles H. Turner	06/23/2006	06/22/2006	$28,500	$285,000	$427,500	—	12,000	—	11,000	30,000	$7.55	$281,143
Jay R. Jacobs	06/23/2006	06/22/2006	$28,500	$285,000	$427,500	—	12,000	—	11,000	30,000	$7.55	$281,143
Phil E. Schneider	06/23/2006	06/22/2006	$21,375	$213,750	$320,625	—	12,000	—	11,000	30,000	$7.55	$281,143
David A. Walker	06/23/2006	06/22/2006	$22,063	$220,625	$330,938	—	12,000	—	11,000	30,000	$7.55	$281,143
E. Mitchell Weatherly	06/23/2006	06/22/2006	$25,500	$255,000	$382,500	—	12,000	—	11,000	30,000	$7.55	$281,143

(1)	As reflected in the Summary Compensation Table no bonus was paid in fiscal 2007 because the threshold EBITDA of $70,000,000 for Pier 1’s short-term incentive plan for fiscal 2007 was not met. These columns show the potential value of the payout for each named executive officer under the short-term incentive plan described above if the threshold, target or maximum EBITDA goals for fiscal 2007 had been met and the named executive officer was employed at the end of the fiscal year. The target calculation is based on the named executive officer’s fiscal 2007 annual base salary effective April 23, 2006, or as later changed and approved, and his bonus potential described above. The fiscal 2007 annual base salary in effect for bonus calculations for Mr. Girouard was $1,000,000; for Mr. Turner was $380,000; for Mr. Jacobs was $380,000; for Mr. Schneider was $285,000; for Mr. Walker was $294,166; and for Mr. Weatherly was $340,000.

(2)	These columns show Mr. Smith’s Option 2 as defined in the Compensation Discussion and Analysis above and the number of performance based restricted stock awards granted to Messrs. Turner, Jacobs, Schneider, Walker and Weatherly in fiscal 2007. These performance based restricted stock awards vest at the end of a three year fiscal period if Pier 1 achieves a cumulative EBITDA of $331,000,000 during that three year period, and the participant is employed at the end of the three fiscal years. The three year performance period commenced February 26, 2006 and ends February 28, 2009. No expense was recorded in fiscal 2007 for the performance based shares because Pier 1’s fiscal 2007 EBITDA performance goal was not met. Dividends paid on these restricted shares are included in the All Other Compensation column on the Summary Compensation Table. No restricted shares were awarded to Mr. Girouard in fiscal 2007. Mr. Weatherly forfeited this restricted stock award upon his retirement from Pier 1 on December 30, 2006. Mr. Smith’s Option 2 for 2,000,000 shares will vest up to 1,000,000 shares based on Pier 1’s performance as measured by EBITDA for Pier 1’s 2009 fiscal year, and will vest up to an additional 1,000,000 shares based on Pier 1’s performance as measured by EBITDA for Pier 1’s 2010 fiscal year. The threshold vest amount under Option 2 is 500,000 shares for the 2009 and for the 2010 fiscal year, respectively. Subject to the terms of Mr. Smith’s employment agreement, Mr. Smith must be employed with Pier 1 at the end of each fiscal year for that year’s portion of Option 2 to vest. Mr. Smith’s employment agreement has a specific definition of EBITDA.

(3)	This column shows the number of time based restricted stock awards granted to the named executive officer in fiscal 2007. Dividends paid on these restricted shares are included in the All Other Compensation column on the Summary Compensation Table. No restricted shares were awarded to Mr. Girouard or Mr. Smith in fiscal 2007. Mr. Weatherly forfeited this restricted stock award upon his retirement from Pier 1 on December 30, 2006.

(4)	This column shows the number of non-qualified stock options granted to the named executive officer, other than Mr. Smith, in fiscal 2007 pursuant to the Pier 1 Imports 2006 Stock Incentive Plan. All these options become exercisable in annual installments of 25% on each of the four anniversaries of the date of grant, except that they become fully exercisable upon retirement, death, or disability. The stock option plan permits an employee to tender previously owned shares to pay the exercise price of an option and permits an employee to satisfy his income tax withholding obligations up to the minimum statutory rate by the delivery of previously owned shares or the withholding of shares otherwise issuable upon exercise of the option. Options terminate (i) at the time of termination of employment if the employment ends without Pier 1’s consent; (ii) the earlier of expiration of the option term or the 91st day after the date of termination in the case of termination with the consent of Pier 1, (iii) one year after death or disability, or (iv) the earlier of expiration of the option term, or three years after retirement (defined to be age 65 or over, or age 55 or over with at least 15 years of employment with Pier 1). Messrs. Girouard and Weatherly retired February 19, 2007 and December 30, 2006, respectively, and their options became 100% vested upon their date of retirement and exercisable for three years following the date of retirement.

Mr. Smith received as an employment inducement award Option 1 for 1,000,000 shares on February 19, 2007. Option 1 vests in one year and expires 10 years following the date of grant. Subject to the terms of Mr. Smith’s employment agreement, Mr. Smith must be employed with Pier 1 at the end of the one year period for Option 1 to vest. If Mr. Smith fails to be employed with Pier 1 between February 19, 2008 and February 28, 2009, and Mr. Smith ends such employment without good reason (as defined in Mr. Smith’s employment agreement), then he forfeits 50% of Option 1.

(5)	This column shows the exercise price for the stock options granted, which was the closing market price of Pier 1’s common stock on (i) June 23, 2006, and (ii) February 20, 2007 (since on February 19, 2007 the NYSE was closed for a legal holiday).

(6)	This column shows the full grant date fair value of the performance based restricted stock awards, the time based restricted stock awards and the stock options to the named executive officers under SFAS 123R in fiscal 2007. Generally, the full grant date fair value is the amount that Pier 1 would expense in its financial statements over the award’s vesting schedule. As Messrs. Girouard, Weatherly, Schneider and Walker were retirement eligible under the provisions of their stock option grant agreements under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (given either their age or their age and years of employment with Pier 1), the fair value of their stock option awards were expensed in their entirety in fiscal 2007. The restricted stock awards were fair valued using the closing price of Pier 1’s common stock on the date of grant of $7.55. For stock options, fair value was calculated using the Black Scholes model value on the date of grant of $3.58. In accordance with SFAS 123R, no grant date fair value has been determined for Mr. Smith’s performance based Option 2 award of 2,000,000 shares. This value will be determined when the performance targets related to these options are set by the board. For additional information on the valuation assumptions, refer to note #11 to the Pier 1 Imports, Inc. consolidated financial statements in the 2007 Form 10-K. These amounts reflect Pier 1’s accounting expense and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards Table for the Fiscal Year Ended March 3, 2007

The following table provides information on the current outstanding stock option and restricted stock awards held by each named executive officer as of the end of fiscal 2007. Market value was determined using the closing price of Pier 1’s common stock of $6.63 (the NYSE closing price on March 2, 2007, which was the last business day of fiscal 2007).

		Option Awards						Stock Awards
											Equity
											Incentive
											Plan
										Equity	Awards:
				Equity						Incentive	Market or
				Incentive						Plan	Payout
				Plan					Market	Awards:	Value of
				Awards:					Value of	Number of	Unearned
		Number of	Number of	Number of				Number of	Shares or	Unearned	Shares,
		Securities	Securities	Securities				Shares or	Units of	Shares, Units	Units or
		Underlying	Underlying	Underlying				Units of	Stock	or Other	Other
		Unexercised	Unexercised	Unexercised		Option		Stock That	That	Rights That	Rights That
		Options	Options	Unearned		Exercise	Option	Have Not	Have Not	Have Not	Have not
		(#)	(#)	Options		Price	Expiration	Vested(4)	Vested	Vested(5)	Vested
Name	Grant Date(1)	Exercisable	Unexercisable(2)	(#)		($)	Date	(#)	($)	(#)	($)

Marvin J. Girouard	12/23/1997	150,000				$12.8333	12/23/2007
(retired February 19, 2007)	09/17/1998	100,000				$8.5000	09/17/2008
	09/14/1999	200,000				$5.8125	09/14/2009
	10/12/2000	230,000				$10.4375	02/19/2010
	09/27/2001	300,000				$8.2600	02/19/2010
	09/26/2002	300,000				$20.3800	02/19/2010
	09/25/2003	300,000				$19.4000	02/19/2010
	06/28/2004	300,000				$17.2500	02/19/2010
	07/01/2005	200,000				$14.2500	02/19/2010
	06/23/2006	300,000				$7.5500	02/19/2010
Alexander W. Smith	02/19/2007		1,000,000			$6.69	02/19/2017
	02/19/2007			2,000,000	(3)	$6.69	02/19/2017
Charles H. Turner	12/23/1997	72,000				$12.8333	12/23/2007
	10/12/2000	60,000				$10.4375	10/12/2010
	09/27/2001	75,000				$8.2600	09/27/2011
	09/26/2002	100,000				$20.3800	09/26/2012
	09/25/2003	100,000				$19.4000	09/25/2013
	06/28/2004	100,000				$17.2500	06/28/2014
	07/01/2005	5,000	15,000			$14.2500	07/01/2015
	06/23/2006		30,000			$7.5500	06/23/2016
	06/23/2006							11,000	$72,930
	07/01/2005							12,060	$79,958
	06/23/2006									12,000	$79,560

		Option Awards					Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
				Equity					Incentive	Market or
				Incentive					Plan	Payout
				Plan				Market	Awards:	Value of
				Awards:				Value of	Number of	Unearned
		Number of	Number of	Number of			Number of	Shares or	Unearned	Shares,
		Securities	Securities	Securities			Shares or	Units of	Shares, Units	Units or
		Underlying	Underlying	Underlying			Units of	Stock	or Other	Other
		Unexercised	Unexercised	Unexercised	Option		Stock That	That	Rights That	Rights That
		Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have not
		(#)	(#)	Options	Price	Expiration	Vested(4)	Vested	Vested(5)	Vested
Name	Grant Date(1)	Exercisable	Unexercisable(2)	(#)	($)	Date	(#)	($)	(#)	($)

Jay R. Jacobs	09/17/1998	7,500			$8.5000	09/17/2008
	10/12/2000	45,000			$10.4375	10/12/2010
	09/27/2001	75,000			$8.2600	09/27/2011
	09/26/2002	100,000			$20.3800	09/26/2012
	09/25/2003	100,000			$19.4000	09/25/2013
	06/28/2004	100,000			$17.2500	06/28/2014
	07/01/2005	5,000	15,000		$14.2500	07/01/2015
	06/23/2006		30,000		$7.5500	06/23/2016
	06/23/2006						11,000	$72,930
	07/01/2005						12,060	$79,958
	06/23/2006								12,000	$79,560
Phil E. Schneider	12/23/1997	36,000			$12.8333	12/23/2007
	09/17/1998	30,000			$8.5000	09/17/2008
	09/14/1999	50,000			$5.8125	09/14/2009
	10/12/2000	60,000			$10.4375	10/12/2010
	09/27/2001	100,000			$8.2600	09/27/2011
	09/26/2002	100,000			$20.3800	09/26/2012
	09/25/2003	100,000			$19.4000	09/25/2013
	06/28/2004	100,000			$17.2500	06/28/2014
	07/01/2005	5,000	15,000		$14.2500	07/01/2015
	06/23/2006		30,000		$7.5500	06/23/2016
	06/23/2006						11,000	$72,930
	07/01/2005						12,060	$79,958
	06/23/2006								12,000	$79,560
David A. Walker	03/25/1998	1,800			$18.5000	03/25/2008
	09/17/1998	6,000			$8.5000	09/17/2008
	03/25/1999	3,500			$8.1875	03/25/2009
	09/14/1999	25,000			$5.8125	09/14/2009
	10/12/2000	60,000			$10.4375	10/12/2010
	09/27/2001	100,000			$8.2600	09/27/2011
	09/26/2002	100,000			$20.3800	09/26/2012
	09/25/2003	100,000			$19.4000	09/25/2013
	06/28/2004	100,000			$17.2500	06/28/2014
	07/01/2005	5,000	15,000		$14.2500	07/01/2015
	06/23/2006		30,000		$7.5500	06/23/2016
	06/23/2006						11,000	$72,930
	07/01/2005						12,060	$79,958
	06/23/2006								12,000	$79,560

		Option Awards					Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
				Equity					Incentive	Market or
				Incentive					Plan	Payout
				Plan				Market	Awards:	Value of
				Awards:				Value of	Number of	Unearned
		Number of	Number of	Number of			Number of	Shares or	Unearned	Shares,
		Securities	Securities	Securities			Shares or	Units of	Shares, Units	Units or
		Underlying	Underlying	Underlying			Units of	Stock	or Other	Other
		Unexercised	Unexercised	Unexercised	Option		Stock That	That	Rights That	Rights That
		Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have not
		(#)	(#)	Options	Price	Expiration	Vested(4)	Vested	Vested(5)	Vested
Name	Grant Date(1)	Exercisable	Unexercisable(2)	(#)	($)	Date	(#)	($)	(#)	($)

E. Mitchell Weatherly	12/23/1997	72,000			$12.8333	12/23/2007
(retired December 30, 2006)	09/17/1998	30,000			$8.5000	09/17/2008
	09/14/1999	50,000			$5.8125	09/14/2009
	10/12/2000	60,000			$10.4375	12/30/2009
	09/27/2001	100,000			$8.2600	12/30/2009
	09/26/2002	100,000			$20.3800	12/30/2009
	09/25/2003	100,000			$19.4000	12/30/2009
	06/28/2004	100,000			$17.2500	12/30/2009
	07/01/2005	20,000			$14.2500	12/30/2009
	06/23/2006	30,000			$7.5500	12/30/2009

(1)	For better understanding of this table, we have included an additional column showing the grant date of the stock options and restricted stock awards.

(2)	Stock options vest as follows:

Grant Date	Vesting

07/01/2005 and 06/23/2006	25% per year beginning on the anniversary of grant date.
02/19/2007	The vesting of Option 1 for Mr. Smith is described and discussed in the Compensation Discussion and Analysis above.

(3)	Refer to the Compensation Discussion and Analysis above on Option 2 granted to Mr. Smith for a discussion of its vesting.

(4)	Time based restricted stock awards vest according to the following schedule:

Grant Date	Vesting

07/01/2005 and 06/23/2006	33%, 33%, 34% respectively on each anniversary of the grant date provided that the participant is employed at the vesting date.

(5)	Performance based restricted stock awards vest according to the following schedule:

Grant Date	Vesting

06/23/2006	Cliff vest on February 28, 2009 if three year cumulative EBITDA is at least $331,000,000 provided that the participant is employed at the end of the three fiscal years.

Option Exercises and Stock Vested Table for the Fiscal Year Ended March 3, 2007

The following table provides information for each named executive officer on (a) stock option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares for which forfeiture restrictions lapse upon the vesting of time based restricted stock awards and the value realized. In each event the value realized is before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting(1)	Vesting
Name	(#)	($)	(#)	($)

Marvin J. Girouard	0	$0	0	$0
Alexander W. Smith	0	$0	0	$0
Charles H. Turner	0	$0	5,940	$41,461
Jay R. Jacobs	0	$0	5,940	$41,461
Phil E. Schneider	0	$0	5,940	$41,461
David A. Walker	0	$0	5,940	$41,461
E. Mitchell Weatherly	0	$0	5,940	$41,461

(1)	On July 1, 2005, Messrs. Turner, Jacobs, Schneider, Walker and Weatherly were each granted 18,000 shares of restricted stock that vests 33%, 33%, and 34% on each anniversary of the grant date provided that the participant is employed at the vesting date. On July 1, 2006, the forfeiture restrictions lapsed on 5,940 shares with a market price of $6.98 as of that date.

Pension Benefits Table for the Fiscal Year Ended March 3, 2007

The following table shows the present value of each named executive officer’s total accumulated benefit under the applicable retirement plan of Pier 1 in which the executive participates as of the fiscal year ended March 3, 2007. Information regarding each supplemental retirement plan can be found in the Compensation Discussion and Analysis above.

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service(1)	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Marvin J. Girouard	Supplemental Executive Retirement Plan	N/A	$28,586,096 (2)	$22,624,231 (4)
Charles H. Turner	Supplemental Retirement Plan	16	$1,162,017	$0
Jay R. Jacobs	Supplemental Retirement Plan	30	$1,613,309	$0
Phil E. Schneider	Supplemental Retirement Plan	22	$1,519,313 (3)	$0
David A. Walker	Supplemental Retirement Plan	38	$728,068	$0
E. Mitchell Weatherly	Supplemental Executive Retirement Plan	N/A	$3,212,026 (2)	$2,653,292 (4)

(1)	Messrs. Girouard and Weatherly were 100% vested in their respective benefits under the Supplemental Executive Retirement Plan because of their retirement. In each other case, the years of credited service for plan purposes equals the years of credited vesting service as determined by Pier 1’s 401(k) plan, regardless of years of participation in the plan. In each case, the years of credited service shown equals the named executive officer’s years of employment with Pier 1.

(2)	Value as of date of retirement, for Messrs. Girouard and Weatherly. These amounts include the present value of medical insurance premiums to be paid on their behalf after retirement in the amount of $62,603 and $176,042, respectively.

(3)	Includes the present value of medical insurance premiums payable for Mr. Schneider in the event of an early retirement as described below.

(4)	Final payouts to be paid in fiscal 2008 are $5,899,262 to Mr. Girouard and $382,692 to Mr. Weatherly. The amounts include interest accrued at the time of payment of $203,230 and $13,320, respectively.

Mr. Girouard and Mr. Weatherly were fully vested in Pier 1’s Supplemental Executive Retirement Plan. This plan is described generally in the Compensation Discussion and Analysis above. As in the case for Mr. Weatherly, if a participant has at least 10 years of plan participation and retires from Pier 1 at or after age 55 and before age 65, his calculated benefit prior to adjustment for Social Security benefits is reduced by 5% for each year his retirement precedes age 65. As in the case for Mr. Girouard, if a participant retires from Pier 1 after age 65, the percentage of his pre-age 65 highest average annual salary and bonus used to calculate his benefit is increased above 50% by 5% for each year of service after age 65, to a total not greater than 65%.

Pier 1 has established a trust for the purpose of setting aside funds to be used to settle certain obligations under Pier 1’s Supplemental Executive Retirement Plan. The trust assets are consolidated in Pier 1’s financial statements and consist of interest yielding investments aggregating $6,123,000 at March 3, 2007. These investments are restricted and may only be used to satisfy retirement obligations under the indicated retirement plan. Any future contributions to the trust will be made at the discretion of the board. During fiscal 2007, investments from the trust were redeemed to settle Supplemental Executive Retirement Plan payouts to Mr. Girouard and Mr. Weatherly. It is anticipated that the remaining fiscal 2008 payouts indicated in footnote 4 above will also be settled by redeeming investments from the trust.

Messrs. Jacobs, Schneider, Turner and Walker participate in Pier 1’s Supplemental Retirement Plan. Benefits under the plan for each participant are prorated for years of credited service with Pier 1 of less than 20 years. In addition, each participant becomes vested in that benefit based on years of plan participation under the following schedule:

Years of Plan Participation	Vesting Percentage

Less than 1	0
1 but less than 2	10
2 but less than 3	20
3 but less than 4	30
4 but less than 5	40
5 but less than 6	50
6 but less than 7	60
7 but less than 8	70
8 but less than 9	80
9 but less than 10	90
10 or more	100

Vesting is accelerated to 100% upon an early retirement, normal retirement, termination of employment in certain circumstances as a result of a change in control of Pier 1, or death or disability of the participant. The years of plan participation for Mr. Jacobs are 11 years, for Mr. Schneider are 11 years, for Mr. Turner are 11 years, and for Mr. Walker are 6 years.

None of the named executive officers qualifies for normal retirement under the plan, which requires a participant’s attainment of age 65. A participant qualifies for early retirement if the participant has at least 10 years of plan participation and retires at or after age 55 and before age 65. If a participant retires from Pier 1 after age 55 but before age 65, the calculated benefit prior to adjustment for Social Security benefits is reduced by 5% for each year that retirement precedes age 65. Only Mr. Schneider, age 55, has the required age attainment and years of plan participation to be eligible for early retirement.

Refer to note #10 to the Pier 1 Imports, Inc. consolidated financial statements in the 2007 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit for both plans shown in the Pension Benefits Table above.

Non-Qualified Deferred Compensation Table for the Fiscal Year Ended March 3, 2007

The following table shows the value as of the fiscal year ended March 3, 2007 of each named executive officer’s total benefit under each non-qualified deferred compensation plan of Pier 1 in which the executive participates. Pier 1’s non-qualified deferred compensation plans are:

•	Pier 1 Benefit Restoration Plan — The Pier 1 Benefit Restoration Plan (“BRP”) was established by Pier 1 in April 1990. The BRP permits select members of management and highly compensated employees of Pier 1 to defer current compensation (generally W-2 earnings). Additionally, Pier 1 recognizes the value of the past and present services of employees participating in the BRP by making matching contributions to employee deferrals plus paying interest earnings on the deferral and match amounts. Pier 1’s matching contribution is (i) one hundred percent (100%) of the first one percent of the participant’s compensation deferral, and (ii) fifty percent (50%) of the next four percent of the participant’s compensation deferral.

Each participant’s deferral and matched amounts are credited at least quarterly with an amount of interest at an annual rate equal to Moody’s Corporate Bond Index plus 1%. Over the last three fiscal years, the annual interest rates have ranged from 6.63% to 7.47%. During fiscal 2007, the interest rates were 6.63% through December 31, 2006 and 7.05% January 1, 2007 through March 3, 2007. Participants’ accounts are paid to them upon separation from Pier 1 in a lump sum amount unless the participant has previously elected and qualified for a five-year installment form of payment. Participants may also elect an in-service lump sum distribution with a 10% penalty for early withdrawal. Participants’ deferral amounts and the interest earned on those amounts are fully vested. No loans are permitted. Matching contributions and the interest earned on those contributions are subject to the same vesting requirements as Pier 1’s 401(k) retirement plan regardless of whether the participant is actually participating in the 401(k) plan. The 401(k) vesting schedule is 20% per year of service (as defined in the plan) beginning with two years of service. Participants are fully vested in Pier 1 matching contributions plus earnings after six years of service with Pier 1.

Effective December 31, 2004, the BRP was closed to further contributions by participants. The plan was renamed the BRP I and Pier 1 offered after that date the BRP II plan described below. Only vested account balances remain in the BRP I along with the interest continuing to be earned on those amounts.

•	Pier 1 Benefit Restoration Plan II — All unvested BRP I amounts were transferred to the Pier 1 BRP II. The BRP II has the same purpose as the BRP I, but was adopted to separate the portion of the BRP that became subject to new deferred compensation taxation laws effective January 1, 2005 generally referred to as 409A.

BRP II participants may defer pre-tax amounts of up to 20% of their compensation (generally W-2 earnings). Participants’ contributions and the interest earned on those contributions are fully vested. No loans are permitted. Pier 1’s matching contribution is (i) one hundred percent (100%) of the first one percent of the participant’s compensation deferral, and (ii) fifty percent (50%) of the next four percent of the participant’s compensation deferral. Matching contributions and the interest earned on those contributions are subject to the same vesting requirements as Pier 1’s 401(k) Retirement Plan irrespective of whether a participant is actually participating in the 401(k) plan. The 401(k) vesting schedule is 20% per year of service (as defined in the plan) beginning with two years of service. Participants are fully vested in Pier 1 matching contributions plus earnings after six years of service with Pier 1.

Each participant’s deferral amount plus the Pier 1 match is credited at least quarterly with an amount of interest at an annual rate equal to Moody’s Corporate Bond Index plus 1%. Over the last three fiscal years, the annual interest rates have ranged from 6.63% to 7.47%. During fiscal 2007, the interest rates were 6.63% through December 31, 2006 and 7.05% January 1, 2007 through March 3, 2007. The BRP II allows for an in-service lump sum distribution for an unforeseen emergency. Participants, upon separation from Pier 1, may elect to have their account balance paid out to them in five annual installments, or may elect a lump sum distribution, subject to delay as required by 409A.

Trusts have been established for the purpose of setting aside funds to be used to settle obligations under the benefit restoration plans. The trusts assets are consolidated in Pier 1’s financial statements and consist of interest yielding investments aggregating $1,507,000 at March 3, 2007. The trusts also own and are the beneficiaries of a number of insurance policies on the lives of current and past key executives. At March 3, 2007, the cash surrender value of these policies was $6,906,000. These investments are restricted and may only be used to satisfy BRP obligations. Any future contributions will be made at the discretion of the board and may be made in the form of cash or other assets such as life insurance policies.

•	Deferred Compensation Agreement dated June 26, 1997 — Pursuant to this agreement, Mr. Girouard elected to defer all compensation which exceeded the 162(m) deductibility limits in any fiscal year. On February 4, 2004, Mr. Girouard, elected to terminate future deferrals pursuant to the agreement effective February 29, 2004. Deferred amounts pursuant to this agreement accrue interest. The annual interest rates during the term of the agreement have ranged from 6.63% to 8.70%. During fiscal 2007, the interest rates were 6.63% through December 31, 2006 and 7.05% January 1, 2007 through March 3, 2007. Amounts deferred under this agreement included cash compensation, restricted stock for which the forfeiture restrictions had lapsed, common stock and dividends on each such stock. All cash deferred amounts continue to accrue interest at a rate equal to the then annual BRP II rate. Approximately 90 days after Mr. Girouard’s retirement the deferred amounts plus interest will be paid in a lump sum to Mr. Girouard.

•	Deferred Compensation Agreement dated December 20, 2002 — Pursuant to this agreement, Mr. Girouard elected to defer all of his fiscal 2003 cash bonus paid by Pier 1. Amounts deferred pursuant to this agreement accrue interest. The annual interest rates during the term of the agreement have ranged from 6.63% to 8.31%. During fiscal 2007, the interest rates were 6.63% through December 31, 2006 and 7.05% January 1, 2007 through March 3, 2007. Amounts deferred continue to accrue interest at a rate equal to the then annual BRP II rate. Approximately 90 days after Mr. Girouard’s retirement the deferred amounts plus interest will be paid in a lump sum to Mr. Girouard.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals /	Balance at Last
	Last Fiscal Year(1)	Last Fiscal Year(2)	Fiscal Year(3)	Distributions(4)	Fiscal Year End(5)
Name	($)	($)	($)	($)	($)

Marvin J. Girouard
BRP I	$0	$0	$257,239	$0	$3,981,358
BRP II	$200,127	$30,019	$26,517	$0	$532,397
Deferred Compensation Agreement dated June 26, 1997(5)	$15,943	$0	$96,739	$0	$2,035,397
Deferred Compensation Agreement dated December 20, 2002	$0	$0	$123,899	$0	$1,914,064
Charles H. Turner
BRP I	$0	$0	$22,375	$0	$346,300
BRP II	$7,687	$5,765	$1,896	$0	$36,594
Jay R. Jacobs
BRP I	$0	$0	$41,599	$0	$643,846
BRP II	$19,223	$11,534	$7,442	$0	$131,756
Phil E. Schneider
BRP I	$0	$0	$41,060	$0	$635,497
BRP II	$29,037	$8,711	$4,159	$0	$84,765
David A. Walker
BRP I	$0	$0	$29,135	$0	$450,928
BRP II	$17,422	$8,711	$2,872	$0	$58,562
E. Mitchell Weatherly
BRP I	$0	$0	$36,647	$0	$567,202
BRP II	$14,607	$8,764	$6,518	$0	$111,729

(1)	Reflects participation by Messrs. Girouard, Turner, Jacobs, Schneider, Walker and Weatherly during fiscal 2007 in the Pier 1 Benefit Restoration Plan II. These deferral amounts are included in each executive officer’s salary amount in the Summary Compensation Table above. For Mr. Girouard the amount also reflects the deferral of dividends paid in fiscal 2007 on stock deferred pursuant to the above referenced deferral compensation agreement.

(2)	Reflects Pier 1’s matching contribution credited to the account of the named executive officer pursuant to the BRP II. These amounts are also included as All Other Compensation in the Summary Compensation Table above.

(3)	Reflects interest earnings on each compensation deferral listed plus applicable matching contributions. The interest earnings shown are the total amount of interest payments accrued. See footnote 4 to the Summary Compensation Table above for the above market earnings portion of these interest earnings in fiscal 2007.

(4)	No withdrawals or distributions were made in fiscal 2007. However, Mr. Girouard and Mr. Weatherly both retired during fiscal 2007. Mr. Girouard’s deferred compensation balances plus accrued interest will be paid to him in fiscal 2008 on the following dates: deferred compensation agreements on June 1, 2007; BRP I on June 11, 2007; and BRP II on August 20, 2007. Mr. Weatherly’s total deferred compensation balances plus accrued interest were, or will be, paid to him in fiscal 2008 on the following dates: BRP I on March 12, 2007 and BRP II on July 2, 2007. Both elected lump sum distributions for BRP I and BRP II.

(5)	Mr. Girouard’s aggregate balance at the end of fiscal 2007 under the Deferred Compensation Agreement dated June 26, 1997 includes 79,713 shares of deferred Pier 1 common stock at a market price of $6.63 per share, which will be distributed to him pursuant to the agreement after all applicable taxes are paid. All executives listed in the table above are fully vested in the BRP I and BRP II. During fiscal 2008, Mr. Girouard and Mr. Weatherly will be paid interest at an annual rate of 7.05% until final payouts are distributed. Interest paid to Mr. Girouard will be $158,780 and to Mr. Weatherly will be $4,016.

Potential Payments upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements to which they are a party for various scenarios including a change in control or termination of employment, assuming the event occurred on March 3, 2007 and, where applicable, using the closing price of Pier 1’s common stock of $6.63 (the NYSE closing price on March 2, 2007). The table below does not include normal (versus early) retirement payout information because as of March 3, 2007 none of the named executive officers who participate in Pier 1’s Supplemental Retirement Plan were eligible for normal retirement. Mr. Girouard and Mr. Weatherly are excluded from this tabular discussion as they have retired and are not due any payments under the circumstances described in this section. Retirement benefits and payments to Messrs. Girouard and Weatherly are set forth in the Pension Benefits and the Non-Qualified Deferred Compensation tables above. For additional information regarding the Supplemental Retirement Plan, please reference the Pension Benefits discussion and Compensation Discussion and Analysis above. Potential payments to our named executive officers upon termination of employment under Pier 1’s non-qualified deferred compensation arrangements are discussed in the Non-Qualified Deferred Compensation table above.

This disclosure is based on the terms and provisions of the plans as they existed at the end of Pier 1’s fiscal year 2007, and Pier 1’s interpretation of these terms and provisions at that time. One or more of the plans identified may allow the administration committee of such plan to amend the plan or award grant agreements pursuant to the plan subject to certain restrictions, or both. In such an event, the disclosures shown below would vary depending on the amendment or restriction.

Mr. Smith’s employment agreement contains non-solicitation and non-competition agreements binding Mr. Smith for one year following termination of employment. Additionally, stock option grants under the 1989 Plan, 1999 Plan and 2006 Plan (as described in the footnotes below) are subject to certain non-competition, non-solicitation and confidentiality agreements which, if violated by an optionee during employment, or within three years after termination of employment in the event of early retirement, will result in termination of the option grant.

					Voluntary		Involuntary		For
					Good		Without		Cause		Change-
	Voluntary		Early		Reason		Cause		Termin-		in-
	Termination		Retirement		Termination		Termination		ation		Control		Death		Disability
	($)		($)		($)		($)		($)		($)		($)		($)

Alexander W. Smith
Employment Agreement Compensation/Benefits	$0		N/A		$4,208,000	(14)	$4,208,000	(14)	$0		$0		$0		$834,775	(14)
Stock Options(3)	$0		N/A		$0		$0		$0		$0		$0		$0
Charles H. Turner
Post-Employment Consulting Agreement
Salary Continuation	$0		N/A		$760,000		$760,000		$0		N/A		N/A		N/A
Insurance Premiums	$0		N/A		$9,320		$9,320		$0		N/A		N/A		N/A
Supplemental Retirement Plan(1)
Benefit Payment	$1,162,017		N/A		$1,162,017		$1,162,017		$0		$3,686,328		$1,405,047		$1,757,547
Insurance Premiums	$0		N/A		$0		$0		$0		$111,696		$0		$111,696
Restricted Stock Awards
Time Based	$0	(2)	N/A	(4)	$0	(2)	$72,930	(5)	$0	(2)	$152,888	(6)	$72,930	(7)	$72,930	(7)
Performance Based	$0	(2)	N/A	(4)	$0	(2)	$79,560	(5)	$0	(2)	$79,560	(6)	$79,560	(7)	$79,560	(7)
Stock Options	$0	(8)	N/A	(9)	$0	(8)	$0	(10)	$0	(11)	$0	(12)	$0	(13)	$0	(13)
Jay R. Jacobs
Post-Employment Consulting Agreement
Salary Continuation	$0		N/A		$760,000		$760,000		$0		N/A		N/A		N/A
Insurance Premiums	$0		N/A		$7,384		$7,384		$0		N/A		N/A		N/A
Supplemental Retirement Plan(1)
Benefit payment	$1,613,309		N/A		$1,613,309		$1,613,309		$0		$4,339,276		$1,820,906		$2,150,636
Insurance Premiums	$0		N/A		$0		$0		$0		$113,084		$0		$113,084
Restricted Stock Awards
Time Based	$0	(2)	N/A	(4)	$0	(2)	$72,930	(5)	$0	(2)	$152,888	(6)	$72,930	(7)	$72,930	(7)
Performance Based	$0	(2)	N/A	(4)	$0	(2)	$79,560	(5)	$0	(2)	$79,560	(6)	$79,560	(7)	$79,560	(7)
Stock Options	$0	(8)	N/A	(9)	$0	(8)	$0	(10)	$0	(11)	$0	(12)	$0	(13)	$0	(13)
Phil E. Schneider
Post-Employment Consulting Agreement
Salary Continuation	$0		N/A		$570,000		$570,000		$0		N/A		N/A		N/A
Insurance Premiums	$0		N/A		$7,996		$7,996		$0		N/A		N/A		N/A
Supplemental Retirement Plan(1)
Benefit payment	$1,464,001		$1,464,001		$1,464,001		$1,464,001		$0		$3,383,464		$781,929		$2,992,219
Insurance Premiums	$114,959		$114,959		$114,959		$114,959		$0		$114,959		$13,906		$114,959
Restricted Stock Awards
Time Based	$0	(2)	$72,930	(4)	$0	(2)	$72,930	(5)	$0	(2)	$152,888	(6)	$72,930	(7)	$72,930	(7)
Performance Based	$0	(2)	$79,560	(4)	$0	(2)	$79,560	(5)	$0	(2)	$79,560	(6)	$79,560	(7)	$79,560	(7)
Stock Options	$40,875	(8)	$40,875	(9)	$40,875	(8)	$40,875	(10)	$0	(11)	$40,875	(12)	$40,875	(13)	$40,875	(13)
David A. Walker
Post-Employment Consulting Agreement
Salary Continuation	$0		N/A		$680,000		$680,000		$0		N/A		N/A		N/A
Insurance Premiums	$0		N/A		$10,640		$10,640		$0		N/A		N/A		N/A
Supplemental Retirement Plan(1)
Benefit payment	$728,068		N/A		$728,068		$728,068		$0		$2,745,575		$1,412,222		$1,767,047
Insurance Premiums	$0		N/A		$0		$0		$0		$78,838		$0		$78,838
Restricted Stock Awards
Time Based	$0	(2)	$72,930	(4)	$0	(2)	$72,930	(5)	$0	(2)	$152,888	(6)	$72,930	(7)	$72,930	(7)
Performance Based	$0	(2)	$79,560	(4)	$0	(2)	$79,560	(5)	$0	(2)	$79,560	(6)	$79,560	(7)	$79,560	(7)
Stock Options	$20,438	(8)	$20,438	(9)	$20,438	(8)	$20,438	(10)	$0	(11)	$20,438	(12)	$20,438	(13)	$20,438	(13)

(1)	The amounts shown for voluntary termination, voluntary good reason termination, and involuntary without cause termination represent the present value of the life annuity termination benefit for each named executive officer under the indicated plan which is payable beginning at age 65, with the exception of Mr. Schneider who is currently eligible for early retirement. The amount shown for Mr. Schneider is the value of his early retirement benefit. The amount shown for change in control represents the present value of the life annuity payment and insurance premiums for each named executive officer assuming the executive officer is involuntarily terminated other than for cause or leaves the employment of Pier 1 for good reason (as defined in the plan) within 24 months of a change in control (as defined in the plan) of Pier 1.

(2)	Under grant agreements pursuant to the 1993 Management Restricted Stock Plan (“1993 Plan”) and the 2006 Stock Incentive Plan (“2006 Plan”) termination of employment for any reason results in a forfeiture to Pier 1 of all unvested restricted stock awards. The amounts shown in the table assume that the vesting acceleration discussed in footnote 4 or 5 below does not occur upon a voluntary termination of employment.

(3)	As of March 3, 2007, Mr. Smith was not vested in any of the outstanding stock option awards pursuant to his employment agreement. In the event of a voluntary good reason termination or involuntary without cause termination as of that date, Option 1 will vest and become exercisable; however, as of the end of fiscal 2007 Option 1 had no intrinsic value given its exercise price of $6.69 and Pier 1’s common stock price at the end fiscal 2007 of $6.63.

(4)	Under the 2006 Plan, the plan’s administrative committee (“Committee”) may, in its discretion, notwithstanding the grant agreement, upon a participant’s retirement fully vest any and all Pier 1 common stock awarded pursuant to a restricted stock award. Although the plan does not define retirement, for the purposes of this table, eligibility for early retirement assumes attainment of age 55 plus 15 years of service with Pier 1, and eligibility for normal retirement assumes age 65 regardless of years of service. These are the same parameters for early retirement and normal retirement used in Pier 1’s stock option grants. The amount shown for Messrs. Schneider and Walker, who were eligible for early retirement on March 3, 2007, assumes the Committee, in its discretion, fully vested the restricted stock grants under the 2006 Plan. Value shown is market price on March 2, 2007 of $6.63 per share times the number of shares. Messrs. Turner and Jacobs, given their ages of 50 and 52, respectively, were not eligible for early retirement under the above parameters.

(5)	Under the 2006 Plan the Committee in its discretion may, notwithstanding the grant agreement, upon termination without cause, fully vest any and all Pier 1 common stock awarded pursuant to a restricted stock award. The amount shown assumes the Committee fully vested any and all restricted stock grants under the 2006 Plan. Value shown is market price on March 2, 2007 of $6.63 per share times the number of shares.

(6)	Under the 1993 Plan, the compensation committee of the board may accelerate the vesting of restricted stock awards if such action is in the best interest of Pier 1. Under the 2006 Plan the Committee may, in its discretion, upon a corporate change (as defined in the plan) fully vest any or all common stock awarded pursuant to a restricted stock award. This amount assumes the Committee fully vested the restricted stock grants under the 1993 Plan and 2006 Plan. Value shown is market price on March 2, 2007 of $6.63 per share times the number of shares.

(7)	Under the 2006 Plan, the Committee, in its discretion, may upon death or disability fully vest a restricted stock award. The amount shown assumes the Committee fully vested the restricted stock grants under the 2006 Plan. Value shown is market price on March 2, 2007 of $6.63 per share times the number of shares. The 1993 Plan includes death and disability as termination of employment events.

(8)	Grants of stock options under Pier 1’s 1989 Employee Stock Option Plan (“1989 Plan”), 1999 Stock Plan (“1999 Plan”) and the 2006 Plan each allow upon a termination with the consent of Pier 1 for the optionee to have until the earlier of (a) the expiration of the option term, or (b) the 91st day after the date of termination (three months in the 1989 Plan) to exercise any shares vested as of the date of termination. Only Messrs. Schneider and Walker have stock options with an intrinsic value. The dollar value shown is market price less exercise price times the number of options.

(9)	Under the 1989 Plan, 1999 Plan and the award agreements pursuant to the 2006 Plan, eligibility for early retirement requires attainment of the age of 55 years, plus 15 years of service with Pier 1. Eligibility for normal retirement is attained at age 65 regardless of years of service. Under the 1999 Plan and the award agreements pursuant to the 2006 Plan the vesting of all options is accelerated upon retirement. The 1989 Plan allows the optionee to exercise all shares that are vested on the date of retirement; however, all options under the 1989 Plan are fully vested. Optionees would have until the earlier of (a) the expiration of the option term, or (b) three years from the date of retirement to exercise the vested shares. Only Messrs. Schneider and Walker are eligible for early retirement given their age and years of service with Pier 1 and each have stock options with an intrinsic value. The dollar value shown is market price less exercise price times the number of options.

(10)	Upon termination of employment with the consent of Pier 1, optionees have until the earlier of (a) the expiration of the option term, or (b) the 91st day after the date of termination (three months in the 1989 Plan) to exercise the shares vested as of termination. Only Messrs. Schneider and Walker have stock options with an intrinsic value. The dollar value shown is market price less exercise price times the number of options.

(11)	Upon termination for cause, all options terminate at the termination of employment.

(12)	Upon a change in control event (as defined in the 1999 Plan), options granted under the 1999 Plan would automatically vest unless Pier 1’s board determines otherwise prior to the change in control event. Under the 2006 Plan, upon a corporate change (as defined in the plan) the vesting of options may be accelerated, the options may be surrendered for a cash payment or adjusted at the discretion of the Committee or the Committee may determine to make no changes to the options. The 1989 Plan does not address change in control. Assuming that upon a change in control or corporate change an acceleration of the vesting of the options granted under the 1999 Plan and 2006 Plan occurs, only Messrs. Schneider and Walker have stock options with an intrinsic value. Those options have already fully vested. The dollar value shown is market price less exercise price times the number of options. The exercise term would be determined by the Committee.

(13)	Upon the death or disability of an optionee, the options granted under the 1999 Plan and the 2006 Plan become fully exercisable to the extent of all unexercised shares, and may be exercised by the optionee, or in the case of death by the optionee’s estate, until the earlier of (a) the expiration of the option term, or (b) the first anniversary date of such death or disability. Options granted under the 1989 Plan allow in the event of disability or death of an optionee that the optionee, or the executor or administrator of the optionee’s estate, may exercise the options to the extent they are vested until the earlier of (a) expiration of the option term, or (b) the first anniversary of the date of death or disability. Only Messrs. Schneider and Walker have stock options with an intrinsic value. These options have already fully vested. The dollar value shown is market price less exercise price times the number of options.

(14)	If Mr. Smith’s employment ended as of the end of fiscal 2007 due to a voluntary good reason termination or an involuntary without cause termination, then pursuant to his employment agreement with Pier 1 Mr. Smith would be entitled to receive through the term of the agreement his compensation and benefits plus Option 1 would vest. The value shown for these events is determined as of the fiscal 2007 year end. In the event of Mr. Smith’s disability which results in termination of employment, then pursuant to the agreement Mr. Smith receives 13 weeks of compensation and benefits, plus any vesting of Option 1 or Option 2 which occurs in the 13 week period. After the 13 week period Mr. Smith participates in any Pier 1 short-term or long-term disability plans to which he is eligible and has enrolled. Change in control does not constitute a termination event under the agreement and death of Mr. Smith ends the employment agreement.

AUDIT COMMITTEE REPORT

Each member of the audit committee is an independent director, pursuant to the independence requirements of the NYSE. In accordance with the committee’s written charter, the committee assists the board in overseeing the quality and integrity of Pier 1’s accounting, auditing and financial reporting practices. In performing its oversight function, the committee reviewed and discussed Pier 1’s audited consolidated financial statements as of and for the fiscal year ended March 3, 2007 with management and Pier 1’s independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also discussed with Pier 1’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication

with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements.

The committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Pier 1 that might affect the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The committee also discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied ourselves that the auditors are independent. The committee also considered whether the provision of non-audit services by Ernst & Young LLP, Pier 1’s independent auditors for fiscal 2007, to Pier 1 is compatible with maintaining Ernst & Young LLP’s independence.

Based on the above-mentioned review and discussions with management and the independent auditors, the committee recommended to the board of directors that Pier 1’s audited consolidated financial statements be included in Pier 1’s Annual Report on Form 10-K for the fiscal year ended March 3, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Terry E. London, Chairman
Michael R. Ferrari
Karen W. Katz

Relationship with Independent Auditors

Pursuant to its charter, the audit committee is directly responsible for the appointment, compensation, retention and oversight of Pier 1’s independent auditors. The audit committee plans to select auditors for the 2008 fiscal year at an upcoming committee meeting.

The audit committee appointed Ernst & Young LLP as Pier 1’s auditors for fiscal 2007. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders and will be given the opportunity to make a statement if he or she so desires and to respond to appropriate questions from shareholders.

Independent Auditor Fees

The following table presents fees incurred for professional services rendered by Ernst & Young LLP, Pier 1’s independent auditors, for fiscal years ended March 3, 2007 and February 25, 2006.

	March 3, 2007	February 25, 2006

Audit Fees(1)	$1,232,248	$1,269,396
Audit-Related Fees(2)	$0	$49,603
Tax Fees(3)	$228,722	$229,468
All Other Fees(4)	$1,624	$1,624

Total Fees	$1,462,594	$1,550,091

(1)	Includes fees for services related to the annual audit of the consolidated financial statements, required statutory audits, reviews of Pier 1’s quarterly reports on Form 10-Q and the auditor’s report on Pier 1’s internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	For the fiscal year ended February 25, 2006, includes fees for services related to employee benefit plan audit and agreed-upon procedures related to the securitization of Pier 1’s proprietary credit card receivables.

(3)	Includes fees for services related to tax compliance, tax advice and tax planning.

(4)	Includes fees for subscription to online research tool.

Pre-approval of Nonaudit Fees

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit, audit related and tax services. Unless the specific service has been previously pre-approved with respect to a year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services up to $50,000 per engagement provided that the chairman reports any pre-approval decisions to the committee at its next scheduled meeting.

OTHER BUSINESS

Pier 1 does not plan to act on any matters at the meeting other than those described in this proxy statement. If any other business should properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

Shareholder Proposals for 2008 Annual Meeting

To be included in the proxy statement relating to the 2008 annual meeting of shareholders, shareholder proposals must be received by Pier 1’s corporate secretary no later than 5:00 p.m., local time, January 25, 2008.

In order to bring a matter before the 2008 annual meeting of shareholders that is not contained in the proxy statement, a shareholder must comply with the advance notice provisions of Pier 1’s by-laws. Pier 1’s by-laws require that it receive notice of the matter no earlier than March 30, 2008, and no later than April 29, 2008. You may contact Pier 1’s corporate secretary to find out what specific information regarding the matter must be included with the advance notice.

Proxy Solicitation

Pier 1 has hired Mellon Investor Services, LLC to assist it in soliciting proxies. Pier 1 will pay all costs associated with the solicitation, including Mellon’s fees, which it expects to be approximately $7,500, and all mailing and delivery expenses. In addition to solicitations by mail, Pier 1’s officers and employees may solicit proxies personally and by telephone or other means, for which they will receive no compensation beyond their normal compensation. Pier 1 may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and it will reimburse them for their reasonable out-of-pocket and clerical expenses.

Voting Securities

Shareholders of record on April 30, 2007 will be entitled to vote at the meeting. On that date, 88,300,835 shares of Pier 1’s common stock were outstanding and entitled to vote at the meeting. Each share of common stock entitles the holder to one vote on each matter voted on at the meeting. An abstention, if allowed for a proposal, will not be counted as voting “FOR” a matter, and, therefore, will have the same effect as a vote “AGAINST” the matter. Unless otherwise stated herein or on the proxy card, broker non-votes will not be counted as a vote either “FOR” or “AGAINST” the matter.

Voting by Plan Administrator

The enclosed proxy card also covers shares of Pier 1 common stock held for participants in Pier 1’s Stock Purchase Plan and will serve as voting instructions for the plan administrator.

Quorum

Shareholders representing a majority of the shares of Pier 1’s common stock outstanding as of April 30, 2007 must be present in person or represented by proxy at the annual meeting of shareholders in order to conduct business at the meeting.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by completing and returning the enclosed proxy card or by voting by telephone or the Internet.

Michael A. Carter
Senior Vice President and General Counsel,
Corporate Secretary

May 24, 2007

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The board of directors recommends a vote “FOR” the election of each of the nominees in Item 1 as directors.

	FOR all nominees listed immediately below	FOR all nominees listed immediately below except withhold authority for nominee(s) as set forth below as exceptions	WITHHOLD AUTHORITY to vote for all nominees listed immediately below
ITEM 1. Election of Directors	☐	☐	☐

Nominees:	01 John H. Burgoyne	04 Karen W. Katz	07 Cece Smith
	02 Michael R. Ferrari	05 Terry E. London	08 Tom M. Thomas
	03 Robert B. Holland, III	06 Alexander W. Smith
INSTRUCTIONS: Please mark only one box above. If you mark the middle box, please list your exception(s) by name on the line below.

Exceptions:

The board of directors recommends a vote “AGAINST” the following Item 2.

		FOR	AGAINST	ABSTAIN
ITEM 2.	Shareholder proposal — Pay-for-Superior-Performance	☐	☐	☐

ITEM 3.	In their discretion, the proxies are authorized to vote as described in the proxy statement upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature ____________________________ Signature ____________________________ Date ___________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE
AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM
Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/pir
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the Internet at www.pier1.com/investorrelations.

PIER 1 IMPORTS, INC.
100 Pier 1 Place, Fort Worth, Texas 76102
PROXY
     The board of directors solicits this proxy for use at the Annual Meeting of Shareholders, June 28, 2007
     The shareholder whose signature appears on the reverse side of this proxy card hereby appoints TOM M. THOMAS, BRUCE A. CHEATHAM and MICHAEL A. CARTER, and each of them, proxies with full power of substitution, to represent and to vote as set forth on this proxy card all the shares of the common stock of Pier 1 Imports, Inc. held of record by the shareholder on April 30, 2007, at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on June 28, 2007 at Pier 1’s corporate headquarters, Mezzanine Level, Conference Room C, 100 Pier 1 Place, Fort Worth, Texas, and any adjournment thereof.
     This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is made, this proxy will be voted (i) “FOR” the election of the directors nominated, and (ii) “AGAINST” the shareholder proposal.
     You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the board of directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or the Internet.
(Continued and to be signed and dated on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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